    Management's Discussion of Results of Operations and
               Analysis of Financial Condition


The information presented in this Management's Discussion of Results of Operations and Analysis of Financial Condition should be read in conjunction with the consolidated financial statements and accompanying notes of Frontier Corporation (the "Company" or "Frontier") for the three years ended December 31, 1997. The matters discussed throughout this annual report, except for historical financial results contained herein, may be forward-looking in nature or "forward-looking statements." Actual results may differ materially from the forecasts or projections presented. Forward-looking statements are identified by such words as "expects," "anticipates," "believes," "intends," "plans" and variations of such words and similar expressions. The Company believes its primary risk factors include, but are not limited to: changes in the overall economy, the nature and pace of technological change, the number and size of competitors in Frontier's markets, changes in law and regulatory policy, and the mix of products and services offered in the Company's markets. Any forward-looking statements in the 1997 annual report should be evaluated in light of these important risk factors. For additional disclosure regarding risk factors refer to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

Description of the Business

  Frontier Corporation provides integrated communications services to business, carrier and targeted residential customers nationwide, in Canada and the United Kingdom.
Following is a description of the Company's principal lines of business:

Long Distance Communications Services

  Through its Long Distance Communications Services segment, the Company is the nation's fifth largest long distance company. This segment provides domestic and international voice, data and video communications, digital distribution services and Internet service to primarily small to mid-size business customers, carrier customers and targeted consumer markets. Results for this segment also include competitive local exchange carrier ("CLEC") services, currently available in 15 states, providing Frontier with the ability to offer integrated local and long distance telephone service to approximately 40% of the United States population.

Local Communications Services

  The Company's Local Communications Services operation is the eleventh largest local exchange service provider in the United States. This segment consists of 34 regulated telephone operating subsidiaries in 13 states, serving approximately one million access lines. The Rochester, New York local communications subsidiary, now called Frontier Telephone of Rochester, Inc., led the telecommunications industry by being the first to open its local market to competition in 1995 under the Open Market Plan. After three years of operating in a competitive marketplace, the Rochester local exchange carrier retains a market share of approximately 98% of wholesale, and approximately 95% of retail local service access lines in the Rochester, New York operating territory.

Corporate Operations and Other

  Corporate Operations is comprised of expenses
traditionally associated with a holding company, including
executive and board of directors' expenses, corporate
finance and treasury, investor relations, corporate
planning, legal services and business development.      The
Other category includes Frontier Network Systems ("FNS").
FNS markets and installs telecommunications systems and equipment. This segment also includes wireless operations from Minnesota RSA No. 10 and the Company's 69.5% interest in Alabama RSA No. 4 and No. 6. The Alabama interest was sold in January 1997.

Telecommunications Law

  The Telecommunications Act of 1996 was enacted on February 8, 1996. This landmark legislation significantly modified the Communications Act of 1934 and established a framework for increased competition in the local and long distance segments of the Company's business. The Company views this legislation as favorable to its operations because Frontier has been able to enter new markets to provide local service as a CLEC, as well as derive other benefits from the elimination of barriers to competition. In addition to its established local telephone and long distance base, Frontier companies have been authorized to provide competitive local services in 21 states as of December 31, 1997. The Telecommunications Act incorporated many aspects of the Open Market Plan initiated by the Company in Rochester, New York in 1993 and implemented in 1995. The Company believes its experience in providing integrated services and its experience with the Rochester, New York Open Market Plan provides it with a competitive advantage.

  On August 8, 1996, the Federal Communications Commission ("FCC") released a First Report and Order (the "First Report and Order") in a core rulemaking proceeding to implement the Telecommunications Act of 1996. The First Report and Order established guidelines to promote local competition affecting the Company and all other competitors in local telecommunications markets. On July 18, 1997, the U.S. Circuit Court of Appeals for the Eighth Circuit reversed portions of the First Report and Order that provided for pricing based primarily on forward-looking, rather than historical costs, which would have provided the FCC with substantially more authority over the compliance by local telephone companies with provisions of the Telecommunications Act. On January 22, 1998, the same court issued a mandate compelling adherence to the decision. The FCC and court decisions are subject to reconsideration and
to further appellate review.   On January 23, 1998, the U.S.
Supreme Court agreed to review this case. The case will be heard in late 1998 or early 1999.

  The Act also requires the FCC to restructure the manner in which universal service support payments are established and distributed. On May 7, 1997, the Commission substantially adopted the recommendation of a Federal-State Joint Board released on November 8, 1996 with respect to universal service. The FCC's order increased the amount of support to be dedicated to universal service programs. The Commission has released numerous subsequent orders that have modified its original decisions, including one which slightly reduced the amount of support to be collected in 1998. These actions are subject to reconsideration and appeal. On May 16, 1997, the Commission adopted an order that substantially modified the structure by which local exchange carriers are compensated for access to and use of their networks. This order was implemented effective January 1, 1998. In general, this order encouraged the recovery of some costs that had previously been recovered in usage-based charges to be recovered in fixed charges. Competitors have reacted in different and widely varying ways to this order. The Company believes that its response is competitive and that it was not disadvantaged by the order. Both of these orders are subject to the possibility of Commission modification in light of market impacts and is pending judicial review proceedings.

  On October 9, 1997, the FCC ordered carriers that receive "dial around" calls from payphones (certain calls sent without coins, such as 800 or other calls with special access codes) to compensate payphone owners at the rate of
28.4 cents per completed call. The per-call compensation rate became effective retroactive to October 7, 1997. The FCC is still considering how it will address the payphone operator compensation issue for a preceding eleven month period. The Company intends to pursue challenges to the FCC order with other selected carriers. However, the Company has also taken action to assess a surcharge to recover the amount of the compensation ordered and related costs. This is consistent with the action taken by most other long distance providers that handle similar calls through payphones. The Company cannot predict the ultimate outcome of any of these proceedings.

  On December 31, 1997, a judge in the United States District Court for the Northern District of Texas issued an opinion that found certain sections of the Telecommunications Act that imposed conditions on entry by some of the Bell Operating Companies into certain lines of business, including the long distance business, to be unconstitutional. A number of additional parties have asked the Court to stay its decision pending further judicial review. On February 12, 1998, the court granted a stay of the December 31, 1997 ruling until an appeal is heard. The court's original decision, if upheld, will likely have significant impact on the domestic long distance business. However, the Company has evaluated issues related to the Bell Operating Companies' provision of long distance services, and believes that it is well-positioned to offer services to, as well as compete against them in the Company's target markets.

Competitive Response To Changes in Telecommunications Law

  Since the enactment of the Telecommunications Act of 1996, a number of fundamental changes in the business have occurred. During 1996 and 1997, many companies in the industry announced or completed corporate consolidations or other acquisitions, partnerships or organizational transactions. As a result, a number of these competitors may be larger in size and may possess financial resources substantially greater than Frontier's. This trend toward consolidation is expected to continue. There is ongoing regulatory activity at both the federal and state levels to implement the Telecommunications Act, and to put in place mechanisms to govern and to deal with new business relationships. These activities include governmental efforts designed to open new areas of the radio spectrum and to permit technological development of new services and improvements in established services. Many of these decisions are now in the process of judicial review.

  As new technological and business opportunities emerge, the pace of innovation and business activity will likely accelerate. New business relationships are developing and this can be expected to continue. These relationships are partially the result of provisions in the law that require new forms of pricing agreements between facilities based carriers and resellers, new interconnection agreements, and arrangements that replace long-standing tariff filing mechanisms. Many interconnection and resale agreements have been entered into between incumbent local exchange carriers and other firms. However, in the regions served by the Bell Operating Companies, there continue to be large segments of customers who cannot obtain basic local services from competitors of the incumbent Bell Operating Company . The new law promotes broader competition among incumbent companies in traditional telecommunications lines of business and across such lines of business. While such competition is growing, the local telephone market has not yet achieved the level of competition anticipated at the time of the enactment of the Telecommunications Act.

  Frontier anticipated that public policy would continue to evolve in favor of greater competition. As a result, the Company has been positioning itself to confront a marketplace with numerous new competitors in each of its targeted business segments requiring the development of sales, marketing, new products, provisioning, customer service, billing and information technology capabilities that are necessary to compete aggressively and successfully.

  Part of this activity has involved an analysis of the merits of owning additional amounts of long distance facilities. Ownership of facilities can provide a number of benefits, including the advantages of lower unit costs, new strategic pricing opportunities and the ability to offer new or unique services. Completion of the nationwide SONET network, which is anticipated within the next year, will provide the Company with the infrastructure necessary to meet the increasing demands for bandwidth and connectivity. The SONET network will also provide a significant increase in capacity, reduced costs and unparalleled reliability. Frontier is also installing Nortel DMS-500 switching systems in strategic locations across the country that will connect to the SONET network. These switches will provide Frontier the ability to offer combined local and long distance telecommunications services to its customers through a single, cost-effective switching platform and will enable Frontier to accelerate offerings of its CLEC services. In the fourth quarter of 1997, Frontier introduced a nationwide frame relay product. This product will complement the Company's voice services business with a portfolio of additional data services products. In addition, the acquisition of GlobalCenter, Inc. (renamed "Frontier GlobalCenter Inc." or "GlobalCenter"), a provider of Internet, data and digital services, completed in February 1998, will further enhance Frontier's data product capability. The combined technology of the SONET network, DMS-500 switches, frame relay and enhanced data service comprises a substantial part of the infrastructure that will allow Frontier to become a nationwide, facilities based provider of local, long distance and data services.

     The Company's customer base has been segmented to provide better focus for its sales efforts. Frontier is targeting four major customer segments: small to mid-size business customers, where Frontier will also offer customized products for vertical industry segments; carrier customers, which will include long distance resellers as well as Internet Service Providers ("ISPs"), CLECs and international telecommunications companies; and selected consumer segments. Marketing efforts have been centralized. Frontier anticipates that brand awareness and product development will be an important part of successful marketing in the future telecommunications marketplace. The Company has committed resources in 1998 to diversify and improve its product lines and increase brand awareness.

     The Company's resources are being increasingly directed to strategic assets and operations, and additional management disciplines and performance measurements are being implemented to leverage the Company's strengths. As the nature and boundaries of telecommunications evolve as a result of technology and changing regulation, the Company believes it is positioned to take advantage of these trends.

Strategic Developments

  In the fourth quarter of 1997, the Company announced a restructuring plan designed to focus the Company on its core business. The restructuring plan included exiting certain non-strategic businesses; phasing out low margin, price-sensitive long distance consumer products; and targeted actions to reduce costs. In connection with these actions, a post-tax charge of $54.7 million was recorded in the fourth quarter of 1997, primarily associated with a workforce reduction, program cancellations, the exiting of certain product lines and miscellaneous asset and lease impairments. As of December 31, 1997, the Company has reduced its workforce by approximately 700 positions or 8%. These cost cutting measures are expected to be partially offset in the short-term by investments in sales and customer service, an acceleration of competitive local service expansion and increased product development costs. Frontier is redeploying its resources to respond more quickly to opportunities to provide superior product offerings and customer service in its core business.

  The Company's strategy has been defined and actions have been taken to move toward the goal of becoming a market-driven business. During the fourth quarter of 1997, the Company began to divest certain nonstrategic assets, which, when completed, will allow the redirection of resources into more strategic assets and operations. The sale of a portion of its retail prepaid calling card business to SmarTalk Teleservices Inc. was completed in December and a definitive agreement to sell the Minnesota facilities-based cellular business has been signed. This latter transaction is expected to close in the second quarter of 1998, and the Company expects to recognize a gain on the sale at that time.

  Construction of the nationwide fiber optic network, which commenced in the fourth quarter of 1996, is progressing on schedule. The Company's service capacity and network reliability is increasing significantly as the fiber optic network is put into service. The Company's reliance on other carriers to complete customer calls is also changing. When essentially complete at the end of 1998, the fiber optic network will interconnect nearly 100 cities, encompass more than 13,000 route miles and provide coast-to-coast SONET connectivity. The Company is installing Nortel DMS-500 switches strategically across the fiber network. The DMS-500 switches provide the Company with the ability to offer combined local and long distance telecommunication services utilizing a single, cost effective switching platform. The combined technology of the fiber optic network and the DMS-500 switches will enable the Company to expand its ability to provide integrated local and long distance services nationwide. In the fourth quarter of 1997, the Company also introduced a nationwide frame relay product. This product will complement the Company's voice services business with a portfolio of additional data services products. This technology will make Frontier a nationwide facilities based provider of integrated local, long distance and data services.

  In February 1998, the Company acquired GlobalCenter, a provider of Internet, data and digital distribution services, located in Sunnyvale, California. The acquisition of GlobalCenter will accelerate Frontier's ability to provide data products and result in synergies. The synergies will be achieved in part through network cost savings that will result as Frontier's fiber optic network will be able to cost effectively accommodate the bandwidth requirements of GlobalCenter's digital and data distribution services. Synergies will also result from leveraging GlobalCenter's data services product set across the Frontier sales and distribution organization.

Consolidated Results of Operations

  Consolidated revenues were $2.4 billion in 1997, a $213.7 million, or 8.3%, decrease from 1996. Revenues in 1996 increased $438.2 million or 20.4% over 1995. The decrease in 1997 revenue is primarily attributed to the migration of the Company's largest long distance carrier customer's one-plus traffic from the Frontier network, a process that was essentially completed by the end of 1996. Normalized for certain nonrecurring adjustments, costs and expenses were $2.1 billion in 1997, $2.2 billion in 1996 and $1.8 billion in 1995. This resulted in an operating income decrease of 38.2% in 1997 and an increase of 9.2% in 1996. Operating margins were 11.4%, 16.8% and 18.6% during 1997, 1996 and
1995, respectively. The negative trend in operating income and operating margins for 1995 through 1997 is attributable to the migration of the Company's largest long distance carrier customer discussed above as well as a higher level of primarily network expenses in the Long Distance segment. Expenses in the Long Distance segment were adversely affected by increased cost of access driven by the growth and mix of international traffic, increased costs related to the public payphone compensation order and operating losses attributed to the prepaid calling card business. Selling, General and Administrative ("SG&A") costs in the Long Distance segment have also increased as compared to prior years as a result of the costs associated with sales and marketing to support new revenue initiatives and distribution channels.

  Diluted earnings per share were $.18, $1.13 and $.13 for the years ended 1997, 1996 and 1995, respectively.
Excluding the impact of the nonrecurring adjustments discussed below, normalized net income amounted to $137.0 million, $238.5 million and $217.9 million in 1997, 1996 and 1995, respectively. Diluted earnings per share, normalized for nonrecurring adjustments, were $.81, $1.43 and $1.33 for the three years, representing a decrease of 44.1% and an increase of 7.5%, respectively.

  Nonrecurring Adjustments

  Consolidated operating results for the years 1995 through 1997 were impacted by a number of nonrecurring adjustments. Net income for these years, normalized for nonrecurring adjustments, is summarized in the chart below and succeeding narrative.

(In thousands of dollars, except per share data)
-------------------------------------------------------------
                                      1997      1996     1995
-------------------------------------------------------------
Income applicable to common stock $30,782 $189,005 $21,253 Adjustments, net of taxes:
Other charges                      117,464    42,670   78,764
Gain on sale of assets             (11,243)   (3,029)  (4,826)
Loss on early retirement of debt       ---       ---    9,060
Discontinuance of regulatory
 accounting                            ---       ---  112,148
Adoption of new accounting standards   ---     8,018    1,477
Work stoppage preparation costs        ---     1,861      ---
-------------------------------------------------------------
  Total adjustments               $106,221   $49,520 $196,623
-------------------------------------------------------------
Normalized income applicable
  to common stock                 $137,003  $238,525 $217,876
=============================================================
Diluted earnings per share           $0.18     $1.13    $0.13
  Total adjustments                   0.63      0.30     1.20
-------------------------------------------------------------
Normalized earnings per share        $0.81     $1.43   $ 1.33
=============================================================

  1. Other Charges

   During the first quarter of 1997, the Company recorded a $62.8 million charge, net of a tax benefit of $33.8 million, relating to the write-off of certain leased network facilities no longer required as a result of the migration of the Company's major carrier customer's one-plus traffic volume to other networks and the Company's overall network integration efforts.

   In the fourth quarter of 1997, Frontier recorded a $54.7 million charge, net of a tax benefit of $32.1 million.
This charge was primarily associated with a restructuring and refocusing of the business which included a workforce reduction, program cancellations, the exiting of certain product lines and miscellaneous asset and lease impairments.

  Operating results for 1996 include a $42.7 million charge, net of a tax benefit of $25.0 million, resulting from the curtailment of certain company pension plans, a one-time charge associated with the Company's conference calling product line and the write-off of in-process product development costs. The pension curtailment comprises $17.3 million of the total post-tax charge and is a result of the Company's efforts to standardize pension benefits. The one-time charge associated with the Company's conference calling product line ($13.1 million, post-tax) primarily reflects an adjustment to write-off nonrecoverable product development costs relating to proprietary software. The write-off of in-process product development costs ($12.3 million, post-tax) relates to the 1996 GlobalCenter merger with GCIS, an Internet management services company.

  The Company's 1995 operating results reflect an acquisition related charge of $78.8 million, net of a tax benefit of $35.4 million, that is associated with the integration of the Company's 1995 acquisitions as well as the ALC Communications Corporation ("ALC") merger related transaction costs.

  2. Gain on Sale of Assets

  Gain on sale of assets in 1997 reflects the sale of the Company's 69.5% equity interest in the South Alabama
Cellular Communications Partnership which resulted in a post-tax gain of $11.2 million ($18.8 million pre-tax). In 1996, Frontier sold its minority investment in a Canadian long distance company ($5.0 million pre-tax gain, $3.0 million post-tax) and in 1995, the Company sold Ontonagon County Telephone Company ($4.8 million non-taxable gain). Each of these businesses was considered to be a nonstrategic asset at the time of the sale.

  3.   Early Retirement of Debt

  In 1995, the Company redeemed, through a tender offer, $76.8 million of ALC's 9.0% Senior Subordinated Notes for $83.5 million. The early retirement resulted in an extraordinary loss including issuance costs, of $5.8 million, net of income taxes of $3.7 million. In 1995, the Company redeemed its outstanding 9.0% debentures scheduled to mature in 2020. The Company recorded an extraordinary loss of $3.2 million, net of applicable income taxes of $1.7 million.

  4. Discontinuance of Regulatory Accounting

  As a result of changes in regulation and increasing competition in the telecommunications industry, the Company discontinued the use of Statement of Financial Accounting Standards ("FAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" as of September 30, 1995 for its local communications companies. This non-cash, extraordinary write-off totaled $112.1 million, net of applicable income taxes of $68.4 million. The write-off was primarily related to the reduction in the recorded values of long-lived telephone plant assets.

  5. Adoption of New Accounting Standards

  Results in 1996 reflect an $8.0 million charge, net of a tax benefit of $4.3 million, for the adoption of FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The assets held for disposal consist principally of telephone switching equipment in the Local Communications segment as a result of a central office switch consolidation project in Frontier's New York markets.

  Frontier adopted FAS 116, "Accounting for Contributions
Received and Made," in September of 1995. FAS 116 requires that companies reflect an accrual in current expenses for the cost of multi-year charitable contributions. The cumulative effect of adopting FAS 116 in 1995 was a charge of $1.5 million, net of applicable income taxes of $0.8 million.

  6. Work Stoppage Preparation Costs

  During the first quarter of 1996, operating costs increased $1.9 million, net of applicable income taxes of $.9 million, at the Company's largest telephone subsidiary due to higher labor and related expenses in connection with a union contract negotiation that was substantively settled during 1997.

Results of Segment Operations

  Long Distance Communications Services

  Revenues were $1.7 billion, $1.9 billion, and $1.5 billion in 1997, 1996 and 1995, respectively, representing a 12.3% decrease in 1997 and a 27.9% increase in 1996. The decrease in the revenue growth percentage from 1996 to 1997 is attributable primarily to the migration of the one-plus long distance traffic of the Company's largest carrier customer from the Frontier network. The migration was substantially completed in the fourth quarter of 1996. Normalized for the effect of this major carrier customer's one-plus traffic and the 1995 purchase acquisitions, revenue grew approximately 4% in 1997 and 11% in 1996. Traffic, excluding the Company's major customer's one-plus traffic and the Company's 1995 purchase acquisitions, increased approximately 5% and 4%, respectively, in 1997 and 1996. Both the revenue and traffic normalized growth rates have shown sequential improvement throughout 1997. Revenue grew approximately 9% in the fourth quarter of 1997 as compared to nearly 3% in the first quarter. Traffic increased 9% and 3%, respectively for the same periods during 1997. The 1997 variance between revenue growth and traffic growth was primarily due to changes in the Company's carrier customer base and the transition to a higher mix of dedicated services versus switched services. Both carrier and dedicated traffic typically are at lower revenue per minute rates. In addition, the introduction of new products at promotional prices contributed to the variance. Increased sales and marketing efforts, growth in carrier market traffic, as well as higher levels of sales of enhanced services, were the primary drivers of the variance between revenue growth and traffic growth for 1996 as compared to 1995.

  In 1996, the Company renegotiated its contract with its largest carrier customer as the customer was planning to install its own long distance switching capacity and diversify its traffic distribution to one or more additional carriers. Revenue from this carrier comprised approximately 6% of Frontier's long distance revenue in 1997 as contrasted with 21% and 14% in 1996 and 1995, respectively. The loss of this customer's one-plus traffic contributed to lower operating income in 1997 due to lower overall traffic levels resulting in a higher level of fixed network costs than required by the remaining volume of business carried by the Company. Due to the decline in long distance traffic, an evaluation of the existing network was performed and facilities deemed no longer necessary to support the Company's revenue and traffic levels were identified. In March 1997, the Company recorded a post-tax charge of $62.8 million or $0.37 per share, primarily related to the write-off of certain leased network costs no longer necessary to support long distance traffic volumes. The Company's fixed network cost structure is expected to be further reduced through the completion of the Company's new SONET based fiber optic network and through the further integration and consolidation of network facilities.

  Costs and expenses for the long distance operation were $1.6 billion, $1.7 billion and $1.3 billion in 1997, 1996 and 1995, respectively, excluding nonrecurring charges. As a percentage of revenue, total costs and expenses increased 10.0% in 1997 and 2.1% in 1996. The increase in costs as a percentage of revenue in 1997 is driven by higher cost of access and increased SG&A expenses as a result of costs incurred for sales and marketing support associated with new revenue and marketing initiatives. Costs and expenses have also been impacted by start-up costs associated with GlobalCenter's emerging Internet service. The increase in costs and expenses in 1996 as compared to 1995 is primarily due to higher cost of access.

  Cost of access as a percentage of revenues was 64.1% in 1997, 62.6% in 1996 and 58.5% in 1995. The higher cost of access percentages reported for 1997 and 1996 were driven by the growth and mix of international traffic and a higher proportion of fixed network costs than would have been required for the volume of minutes actually carried by the Company's network during these periods. Cost of access in 1997 was also impacted by increased costs related to the public payphone compensation order. In September 1996, an FCC ruling established a "per call compensation plan" that provides payphone service providers with compensation for calls completed using their payphones. The FCC substantially increased these charges in October 1997. The Company has begun assessing a surcharge to its payphone users in order to recover the amount of compensation and related costs ordered by the FCC. Construction of the fiber optic network and the continuing network integration efforts are expected to reduce future network costs as well as provide new revenue opportunities for Frontier. As of December 31, 1997, over 70% of the planned network segments are under construction. Frontier anticipates that the fiber optic network will be substantially complete by the end of 1998.

  SG&A as a percentage of revenues was 27.9% in 1997, 20.9% in 1996 and 22.8% in 1995. The 1997 increase as a percentage of revenues is principally due to the decrease in revenues without corresponding proportional cost decreases. During the last half of 1996 and continuing through 1997, the Company has intensified its investment in the sales and marketing areas with the intent of providing the Company with the resources necessary to expand into new markets, attract and retain new customers and provide superior customer service. The investment strategy is designed to accelerate revenue growth in 1998 and beyond. Depreciation and amortization increased by $14.5 million and $22.6 million in 1997 and 1996, respectively due primarily to the impact of the 1995 purchase acquisitions and the Company's capital program.

  Operating income for long distance, excluding nonrecurring charges, decreased 84.6% in 1997 and increased 8.9% in 1996. Operating margin was 2.1% in 1997, 12.1% in 1996 and 14.2% in 1995. The Company anticipates improved operating margins during 1998 as higher revenue levels are achieved, excess fixed costs are removed from its network, the fiber optic network is completed and as additional operating efficiencies are introduced. The growth in revenue is expected to be driven by expanded sales in the Company's targeted markets, the introduction of new products and services, and maintained with superior customer service. During 1997, the Company introduced a new bundled services product, "Frontier Independence," which replaced the Company's "Clear Value" product. This new product is expected to enhance the Company's performance as a competitive, single-source provider of telecommunications services through a flexible pricing program that provides customers with additional discounts if they purchase value-added services. The Company's calling card services agreement with US West began contributing to operating results in the second quarter of 1997. Results included in the second half of the year demonstrate growth in revenue from this agreement. The agreement provides US West the ability to offer calling card services to its customers and is expected to generate in excess of $50 million in incremental revenue for the Company over the 30 month term of the agreement.

  The expansion of the Company's competitive local service offerings continued aggressively throughout 1997. At year end 1997, Frontier was providing local service as a CLEC, combined with a complete range of long distance products, in 15 states across the country. As of the end of 1997, Frontier was serving in excess of 100,000 ANIs, or access lines, nationwide, predominantly through resale, in markets where it is not the incumbent local exchange carrier. Currently, the Company is authorized to offer local services in locations serving 40% of the population in the United States. The Company has switches in New York, Minneapolis and Boston and plans to install up to 10 additional switches in 1998. The switches are being placed in cities that are located on the Company's fiber optic network, which will provide Frontier with the opportunity to expand its offerings of facilities based local and long distance services into additional markets and insure maximum efficiency and cost effectiveness. Frontier's objective is to have the capability to offer local services in 30 to 35 states, covering 65% to 70% of the population in the United States by the end of 1998.

  The Company's February 1998 acquisition of GlobalCenter will accelerate the Company's data product capability. The Company will realize synergies from this transaction in the form of network cost savings, as the new fiber optic network will be able to accommodate the bandwidth requirements of data products. In addition, during the fourth quarter of 1997, Frontier introduced a nationwide frame relay product. These new product offerings, together with the other elements of the Company's network infrastructure, provide the framework for Frontier to become a nationwide facilities based provider of local, long distance and data services.

     Local Communications Services

  In addition to consistent profitability and strong cash flows, the local communications companies have been successful in marketing and selling integrated services to their customers. Local Communications' revenues were $667.1 million in 1997 and $643.0 million in 1996, representing increases of 3.7% and 3.4%, respectively over the prior years. Revenue growth in all years was driven by the introduction of new products and features and a higher demand for services. Revenue growth in 1997 was also influenced by increased demand for Internet services. The growth in revenue is partially offset by the elimination of the surcharge on wholesale, flat rate local measured service, as ordered by the New York State Public Service Commission ("NYSPSC") in 1996, an increase in the discount to wholesale providers from 5% to 17%, also ordered by the NYSPSC, and a $1.5 million annual rate reduction as stipulated by the Open Market Plan for the Company's subsidiary, Frontier Telephone of Rochester, Inc. ("FTR"). Total access lines increased 2.3% and 3.0% and minutes of use increased 5.3% and 6.7% in 1997 and 1996, respectively.

  Costs and expenses for the local communications segment, excluding nonrecurring charges, were $424.6 million in 1997, relatively consistent with 1996 and 1995. Operating margins, excluding nonrecurring items, were 36.3% in 1997, 34.0% in 1996 and 31.9% in 1995. This positive trend is reflective of the continuing improvement in operating efficiencies coupled with consistent revenue growth. Contributing to the achievement of consistent year-over-year expense levels is the impact of continuing centralization of the administrative functions for all of the local telephone companies. During 1996, the Rochester telephone operation experienced increased costs and expenses related to higher labor expenses resulting from work stoppage preparation costs. These expenses, which were incurred in connection with contract negotiations with the Communications Workers of America ("CWA" or "Union"), were necessary to ensure continued high standards of customer service levels in the event of a work stoppage or slowdown. The contract negotiations reached an impasse and the Rochester company implemented the terms of its final offer as of April 9, 1996. Members of the CWA Local 1170 ratified a tentative agreement with Frontier Telephone of Rochester, Inc. (formerly Rochester Telephone Corp.) on April 29, 1997 which contained provisions that differed from the Company's final offer implemented at the time of impasse. The differences between the Company's final offer and the agreement that was subsequently reached and ratified by CWA membership are not material. The new agreement provides several operational improvements and will result in a more consistent alignment of benefits with the rest of the Corporation. The Union continues to appeal one issue related to the declaration of impasse with the National Labor Relations Board. Hearings on this issue were completed in June, and a decision is anticipated by the end of the first quarter 1998. This decision may be appealed by either the Union or the Company. At this time, the Company cannot predict the outcome of this matter. The agreement ratified on April 29, 1997 is scheduled to expire at the end of 1998.

  During late 1995, management committed to a major switch
consolidation plan at its Frontier Telephone of Rochester,
Inc. and Frontier Communications of New York subsidiaries.
The three-year plan to consolidate and reduce the number of
host switches by over 60% is projected to improve network
efficiency and reduce the cost of maintenance and software
upgrades.  As of December 1997, the project is progressing
as scheduled and 10 host switches have been consolidated,
representing nearly 80% of the total switches that will be
consolidated.   The Company anticipates that the project
will be substantially complete by July 1998.

  The Rochester, New York local communications subsidiary completed its third year of operations under the Open Market Plan in December 1997. The Open Market Plan promotes telecommunications competition in the Rochester, New York marketplace by providing for (1) interconnection of competing local networks including reciprocal compensation for terminating traffic, (2) equal access to network databases, (3) access to local telephone numbers, (4) service provider telephone number portability, and (5) certain wholesale discounts to resellers of local services. The Open Market Plan has undergone some modifications in light of the Telecommunications Act and other regulatory action of the NYSPSC. The Company believes that it has successfully maintained its competitiveness in the Rochester marketplace, as the Company's subsidiary still provides approximately 98% of the services in the wholesale market and approximately 95% of retail local services in the market.

  Corporate Operations and Other

  This segment includes the operations of Frontier Network Systems, the wireless operations from Minnesota RSA No. 10 and, through January 1997, the Company's 69.5% interest in the South Alabama Cellular Communications Partnership ("Alabama RSAs No. 4 and No. 6"). The sale of the Company's interest in Alabama RSAs No. 4 and No. 6 was finalized January 31, 1997. In December 1997, the Company signed a definitive agreement to sell Minnesota RSA No. 10 (Minnesota Southern Cellular Telephone Company). The transaction is expected to close by the second quarter of 1998, and the Company expects to recognize a gain on the sale. The sale of wireless properties results from the Company's strategic decision to divest non-core assets. Wireless products, as a part of Frontier's integrated services, are to be offered to Frontier customers nationwide on a resale basis.

  In February 1997, the Company completed its purchase of R.G. Data Incorporated (renamed "Frontier Network Systems
Corp." or "FNSC").  FNSC was a privately held upstate New
York based computer and data networking equipment and services company. A total of 110,526 shares of Frontier common stock held in treasury were reissued in exchange for all of the shares of FNSC. The treasury shares were acquired through open market purchases. This transaction was accounted for as a purchase. FNSC's operations are consolidated with FNS for reporting purposes.

  Results for this segment are relatively consistent for all years presented.

Other Income Statement Items

  Interest Expense

  Interest expense was $48.2 million in 1997, an increase of $4.9 million or 11.4% over 1996. The overall increase in interest expense is the result of higher levels of debt outstanding primarily attributable to the Company's capital program. The amount of interest expense capitalized increased $7.2 million and $5.0 million in 1997 and 1996, respectively, also as a result of increased capital spending. The Company realized reduced interest expense in 1996 as compared to 1995 primarily as a result of refinancing approximately $140.0 million of long term debt during the third and fourth quarters of 1995.

  Equity Earnings from Unconsolidated Wireless Interests

  The Company's minority interests in wireless operations and its 50% interest in the Frontier Cellular joint venture with Bell Atlantic are accounted for using the equity method. This method of accounting results in the Company's proportionate share of earnings being reflected in a single line item below operating income.

  Equity earnings from the Company's interests in wireless partnerships were $12.0 million in 1997, $9.0 million in 1996 and $3.7 million in 1995. The increase in equity earnings during 1997 and 1996 is attributable to increased customers and usage, as well as improved operating efficiencies as compared to 1996.

  Income Taxes

  The effective tax rate was 58.1% in 1997 versus 41.8% in
1996 and 41.1% in 1995.   The increase in the effective tax
rate for 1997 is attributable to the nonrecurring charges recorded by the Company, combined with the effect of recording additional valuation allowance for net operating loss deferred tax assets at GlobalCenter prior to the pooling of interests tranaction. Use of the preacquisition net operating losses are limited by tax laws and the realization of these losses is uncertain at this time. The effective tax rate normalized for these charges is consistent for all periods.

Financial Condition

  Review of Cash Flow Activity

  Cash provided from operations in 1997 amounted to $255.8 million as compared to $397.2 million in 1996 and $357.5 million in 1995, normalized for $31.1 million of cash paid
for acquisition related charges.   The decrease in cash flow
from operations is largely attributable to the effect of the nonrecurring adjustments recorded during 1997 and by the lower revenues and higher operating expenses in the long distance segment.

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a common measurement of a company's ability to generate operating cash flow. EBITDA should be used as a supplement to, not in place of, cash from operating activities. The Company's EBITDA was $482.1 million, $626.9 million and $569.0 million, excluding nonrecurring items, in 1997, 1996 and 1995, respectively.

  Cash used for investing activities was $292.6 million, $333.3 million and $521.0 million in 1997, 1996 and 1995, respectively. Capital expenditures continue to be the largest recurring use of the Company's investing funds. Capital spending amounted to $365.1 million, $311.9 million and $165.4 million in 1997, 1996 and 1995, respectively.
The Company's total capital investment for 1997 was $453.0 million, including the $92.9 million accrued for the Company's new fiber optic network. The $92.9 million obligation at December 31, 1997 is a non-cash transaction that is treated as debt in the Company's capital structure. The amount will be refinanced with long-term debt in 1998 when payment is made to the company constructing the network for Frontier. The increase in the 1997 capital program was due to long distance switch enhancements, continued product enhancements and construction costs for the fiber optic network build. Cash utilized in 1997 for investing activities was partially funded by the proceeds received from the sale of the Company's equity interest in the South Alabama Cellular Communications Partnership, which closed in the first quarter of 1997, and the sale of a portion of the Company's retail prepaid calling card business which closed in December 1997. The Company's cash purchase acquisitions of $349.5 million were the most significant investing activities in 1995.

  Cash flows from financing activities amounted to an inflow of $25.7 million in 1997, compared with outflows of $58.0 million and $133.3 million in 1996 and 1995, respectively. The net inflow of cash is the result of increased borrowings during 1997 driven by the Company's capital program. The Company's largest recurring financing activities are the payment of common and preferred dividends which totaled $143.6 million, $138.7 million and $82.8 million in 1997, 1996 and 1995, respectively. The large increase in the 1996 dividend payments was caused by an increase in the number of shares outstanding as a result of the issuance of 69.2 million common shares on August 16, 1995 for the ALC merger. During 1995, the Company made $4.9 million of scheduled debt repayments and also refinanced $274.4 million of its long term debt instruments. The refinancings included repayment of $76.8 million of ALC's 9.0% Senior subordinated debt, the retirement of $69.8 million of 9.0% debentures due in 2020, the repayment of Frontier Telephone of Rochester, Inc.'s revolving line of credit facility of $100.0 million in conjunction with this subsidiary's medium-term note offering and the repayment of $27.8 million of debt from the long distance acquisitions. These early retirements were financed with excess cash and commercial paper borrowings.

  Liquidity and Capital Resources

  The Company has a number of financing vehicles in place to ensure adequate liquidity in meeting its anticipated cash needs. The Company has commercial paper programs totaling $400.0 million which are fully backed by committed revolving credit agreements. In May 1996, Frontier Corporation's $250.0 million revolving credit agreement was amended to increase the available line of credit to $350.0 million.
The Company, through its subsidiary, Frontier Telephone of Rochester, Inc., also has a $50.0 million revolving line of credit. At December 31, 1997, total borrowings and amounts available under these lines of credit were $21.7 million and $378.3 million, respectively. In addition, the Company has a $500.0 million universal shelf registration statement, filed with the Securities and Exchange Commission ("SEC") in November 1995, which allows for the issuance of a combination of debt, common stock, preferred stock or warrant securities. In May 1997, the Company completed a $300.0 million offering of 7.25% Notes which mature in 2004, under the shelf registration. In December 1997, the Company issued $100.0 million, 6.25% Pass-Through Asset Trust Securities ("PATS") due in 1999. The PATS securities were sold pursuant to Rule 144A under the Securities Act, and not under the shelf registration. Proceeds from these offerings were used to finance a portion of the nationwide fiber optic network and to pay down commercial paper borrowings. In December 1997, the Company entered into an interest rate hedge agreement that effectively converts $200.0 million of the 7.25% fixed-rate Notes due May 2004 into a floating rate based on an index rate plus 2.88%. The agreement expires in May 2004 and caps the floating rate the Company pays at 7.25% through November 1999 and 9.00% through May 2004.

  At December 31, 1997, aggregate debt maturities amounted to $6.4 million for 1998, $106.7 million for 1999 and $209.2 million for 2000. The debt to total capital ratio at December 31, 1997 increased to 49.2%, as compared to 39.1% in the prior year and 41.0% in 1995. Pre-tax interest coverage, which measures the Company's ability to cover its financing costs, was 3.7 times in 1997 versus 8.7 times in 1996 and 5.4 times in 1995 (excluding nonrecurring charges for all years).

  In May 1997, Duff and Phelps revised its rating on the Company's long-term debt from "A" to "A-", reflecting concern about the recent performance of the Company's long distance operations, increased capital spending levels and rising uncertainty in the long distance business. Standard & Poor's affirmed its "A" rating of the Company, although it revised its rating "outlook" from stable to negative.
Rating outlooks serve as an assessment of long-term trends or risks, normally for periods covering one to three years, that have less certain credit implications, and are not necessarily a precursor to future rating changes. Moody's and Fitch affirmed their ratings of "A3" and "A", respectively. The Company does not anticipate that the revised rating or rating "outlook" will have a material impact on the future cost of borrowing.

  Total gross expenditures for property, plant and equipment in 1998 are anticipated to be up to $600 million, which includes over $200 million for the Company's fiber optic network. Absent the expenditures associated with the fiber optic network, the 1998 capital program represents an increase of approximately $95 million over 1997, largely due to network growth, switching platform consolidations, increased data facilities and the switching costs associated with the Company's CLEC integrated product offering. The Company anticipates financing its capital program through a combination of internally generated cash from operations and external borrowings.

  The Company has and will continue to make certain investments in its software systems and applications to ensure the Company is Year 2000 compliant. The financial impact has not been and is not anticipated to be material to the financial position, results of operations, liquidity or capital resources in any given year.

  In December 1997, the Company's Board of Directors increased the quarterly dividend paid on common stock to $0.2225 per share, payable February 2, 1998, to shareowners of record on January 15, 1998. This 2.3% increase raises the annualized common stock dividend to $0.89 per share.
This represents the 38th consecutive annual increase in Frontier's common stock dividend.

New Accounting Pronouncements

  The Company adopted FAS 128, "Earnings Per Share," effective December 31, 1997. This statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and makes them comparable to international earnings per share ("EPS") standards. FAS 128 requires dual presentation of basic and diluted EPS on the face of the income statement and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS calculation. Basic EPS excludes the effect of common stock equivalents and is computed by dividing income available to common shareowners by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. The impact on EPS resulting from the adoption of FAS 128 was not material.

  The Financial Accounting Standards Board ("FASB") issued FAS 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full-set of general-purpose financial statements. Comprehensive income is defined as "the change in equity of a company during a period from transactions and other events and circumstances from nonowner sources." It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company adopted FAS 130 in the first quarter of 1998. Adoption of this standard does not have a material impact on Frontier.

  The FASB issued FAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for financial statements for periods beginning after December 15, 1997. This statement requires that public companies report certain information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim periods issued to shareholders. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. In the initial year of application, comparative information for earlier years is to be restated. The Company will adopt FAS 131 during 1998. The Company has not yet fully evaluated the disclosures that will be required by this statement.
Report of Independent Accountants

To the Board of Directors and Shareowners of Frontier Corporation

     In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, shareowners' equity and cash flows present fairly, in all material respects, the financial position of Frontier Corporation and its subsidiaries at December 31, 1997, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of ALC Communications Corporation, a wholly owned subsidiary, which statements reflect total assets of $432,146,000 at December 31, 1995 and total revenues of $852,057,000 for the year ended December 31, 1995. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for ALC Communications Corporation for the year ended December 31, 1995, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

     As discussed in Note 13 to the financial statements, during the first quarter of 1996 the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of."

     As discussed in Note 13 to the financial statements, during the third quarter of 1995 the Company adopted the provisions of Statement of Financial Accounting Standards
No. 116, "Accounting for Contributions Received and
Contributions Made."

     As discussed in Note 12 to the financial statements, during the third quarter of 1995 the Company discontinued accounting for the operations of its local communications subsidiaries in accordance with Statement of Financial
Accounting Standards No. 71, "Accounting for the Effects of
Certain Types of Regulation."


Price Waterhouse LLP
January 26, 1998, except as to the pooling of interests with GlobalCenter, Inc. which is as of February 27, 1998

Business Segment Information

  In thousands of dollars Years Ended
                          December 31,     1997         1996           1995
---------------------------------------------------------------------------
Long Distance Communications
Services
Revenues                             $1,666,500   $1,901,209     $1,486,950
Costs and Expenses                    1,631,065    1,671,279      1,275,882
---------------------------------------------------------------------------
Operating Income (Loss):
  Operating Income Before Other
   Charges                           $   35,435   $  229,930     $  211,068
  Other Charges                        (175,856)     (39,756)       (91,448)
---------------------------------------------------------------------------
     Total Operating Income (Loss)   $ (140,421)  $  190,174     $  119,620
Depreciation and Amortization        $   98,844   $   84,336     $   61,774
Capital Expenditures                 $  316,901   $  189,604     $   69,961
Identifiable Assets                  $1,327,651   $1,059,951     $  937,141
===========================================================================
Local Communications Services
Revenues                             $  667,078   $  643,013     $  621,725
Costs and Expenses                      424,607      427,375        423,444
---------------------------------------------------------------------------
Operating Income:
  Operating Income Before
    Other Charges                    $  242,471   $  215,638     $  198,281
  Other Charges                          (4,174)     (23,100)       (10,249)
---------------------------------------------------------------------------
     Total Operating Income          $  238,297   $  192,538     $  188,032
Depreciation and Amortization        $  110,104   $  102,350     $  104,419
Capital Expenditures                 $  108,782   $  101,342     $   73,766
Identifiable Assets                  $  931,438   $  941,629     $  964,154
===========================================================================
Corporate Operations and Other

Revenues                             $   41,231   $   44,297     $   41,653
Costs and Expenses                       49,595       53,886         51,927
---------------------------------------------------------------------------
Operating Loss:
 Operating Loss Before Other Charges $   (8,364)  $   (9,589)    $  (10,274)
 Other Charges                           (3,354)      (4,900)       (12,542)
---------------------------------------------------------------------------
     Total Operating Loss            $  (11,718)  $  (14,489)    $  (22,816)
Depreciation and Amortization        $    3,584   $    4,274     $    3,697
Capital Expenditures                 $   27,305   $   22,554     $   20,544
Identifiable Assets                  $  242,428   $  235,718     $  210,120
===========================================================================
Consolidated
Revenues                             $2,374,809   $2,588,519     $2,150,328
Costs and Expenses                    2,105,267    2,152,540      1,751,253
---------------------------------------------------------------------------
Operating Income:
  Operating Income Before Other
   Charges                           $  269,542   $  435,979     $  399,075
  Other Charges                        (183,384)     (67,756)      (114,239)
  -------------------------------------------------------------------------
       Total Operating Income        $   86,158   $  368,223     $  284,836
Depreciation and Amortization        $  212,532   $  190,960     $  169,890
Capital Expenditures                 $  452,988   $  313,500     $  164,271
Identifiable Assets                  $2,501,517   $2,237,298     $2,111,415
===========================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Income


In thousands of dollars,
except per share data  Years Ended December 31,          1997        1996        1995
----------------------------------------------------------------------------------
Revenues                                           $2,374,809  $2,588,519  $2,150,328
-------------------------------------------------------------------------------------
Costs and Expenses
Operating expenses                                  1,834,239   1,911,553   1,532,900
Depreciation and amortization                         212,532     190,960     169,890
Taxes other than income taxes                          58,496      50,027      48,463
Other charges                                         183,384      67,756     114,239
-------------------------------------------------------------------------------------
   Total Costs and Expenses                         2,288,651   2,220,296   1,865,492
-------------------------------------------------------------------------------------
Operating Income                                       86,158     368,223     284,836
Interest expense                                       48,239      43,312      53,572
Other income and expense:
 Gain on sale of assets                                18,765       4,976       4,826
 Equity earnings from unconsolidated wireless
  interests                                            12,019       9,011       3,676
 Interest income                                        3,659       2,363       9,673
 Other income (expense)                                 3,627        (500)     (3,184)
-------------------------------------------------------------------------------------
Income Before Taxes, Extraordinary Items and
Cumulative Effect of Changes in Accounting
 Principles                                            75,989     340,761     246,255
Income taxes                                           44,188     142,556     101,126
-------------------------------------------------------------------------------------
Income Before Extraordinary Items and Cumulative
 Effect of Changes in Accounting Principles            31,801     198,205     145,129
Extraordinary items                                         -           -    (121,208)
Cumulative effect of changes in accounting principles       -      (8,018)     (1,477)
-------------------------------------------------------------------------------------
Consolidated Net Income                                31,801     190,187      22,444
Dividends on preferred stock                            1,019       1,182       1,191
-------------------------------------------------------------------------------------
Income Applicable to Common Stock                    $ 30,782    $189,005   $  21,253
=====================================================================================
Basic Earnings Per Common Share
Income before extraordinary items and cumulative
 effect of changes in accounting principles          $    .18  $     1.19   $     .94
Extraordinary items                                         -           -        (.79)
Cumulative effect of changes in accounting principles       -        (.05)       (.01)
--------------------------------------------------------------------------------------
Basic Earnings Per Common Share                      $    .18  $     1.14   $    0.14
======================================================================================
Diluted Earnings Per Common Share
Income before extraordinary items and cumulative
  effect of changes in accounting principles         $    .18  $     1.18   $     .88
 Extraordinary items                                        -           -        (.74)
Cumulative effect of changes in accounting principles       -        (.05)       (.01)
--------------------------------------------------------------------------------------
Diluted Earnings Per Common Share                    $    .18  $     1.13   $    0.13
======================================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets


In thousands of dollars,
except share data    December 31,                  1997       1996       1995
-----------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                  $     26,302 $   37,411 $   31,485
Accounts receivable (less allowance for
 uncollectibles of $25,100, $31,519 and
 $28,722, respectively)                         380,324    365,486    404,669
Materials and supplies                           12,312     13,421     13,018
Deferred income taxes                            33,948     30,617     43,719
Prepayments and other                            37,419     30,826     31,309
-----------------------------------------------------------------------------
  Total Current Assets                          490,305    477,761    524,200
Property, plant and equipment, net            1,046,884    975,982    883,046
Goodwill and customer base, net                 517,754    538,296    550,081
Deferred and other assets                       446,574    245,259    154,088
-----------------------------------------------------------------------------
  Total Assets                               $2,501,517 $2,237,298 $2,111,415
=============================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Accounts payable                            $   343,606 $  326,938 $  382,347
Dividends payable                                36,798     35,966     33,247
Debt due within one year                          6,443      7,929     15,752
Taxes accrued                                    16,023     34,968     27,166
Other liabilities                                90,108     18,596     47,561
-----------------------------------------------------------------------------
  Total Current Liabilities                     492,978    424,397    506,073
Long-term debt                                  934,681    677,570    618,867
Deferred income taxes                            10,927      2,542     15,644
Deferred employee benefits obligation            88,562     65,479     58,385
-----------------------------------------------------------------------------
  Total Liabilities                           1,527,148  1,169,988  1,198,969
-----------------------------------------------------------------------------

Shareowners' Equity
Preferred stock                                  20,126     22,611     22,769
Common stock, par value $1.00, authorized
 300,000,000 shares; 170,503,300 shares,
 168,649,955 shares and 160,753,525 shares
 issued in 1997, 1996, and 1995                 170,503    168,649    160,754
Capital in excess of par value                  547,484    521,683    418,006
Retained earnings                               253,435    365,903    317,575
-----------------------------------------------------------------------------
                                                991,548  1,078,846    919,104
Less-
  Treasury stock, 10,849 shares in 1997 and
    6,375 shares in 1996
     and 1995, at cost                              231        147        147
  Unearned compensation                          16,948     11,389      6,511
-----------------------------------------------------------------------------
  Total Shareowners' Equity                     974,369  1,067,310    912,446
-----------------------------------------------------------------------------
   Total Liabilities and Shareowners' Equity $2,501,517 $2,237,298 $2,111,415
=============================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

In thousands of dollars   Years Ended December 31, 1997     1996       1995
---------------------------------------------------------------------------
Operating Activities
Net income                                    $  31,801 $190,187 $   22,444
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Other charges                                 183,384   67,756    114,239
  Cumulative effect of changes in accounting
   principles                                         -    12,396     2,272
  Extraordinary items                                 -         -   194,932
  Depreciation and amortization                 212,532   190,960   169,890
  Gain on sale of assets                        (18,765)   (4,976)   (4,826)
  Equity earnings from unconsolidated
   wireless interests                           (12,019)   (9,011)   (3,676)
  Other, net                                      4,474        92     1,326
  Changes in operating assets and liabilities, exclusive
   of impacts of dispositions and acquisitions:
    (Increase) decrease in accounts receivable  (26,057)   36,137   (99,557)
     Increase in material and supplies           (1,315)   (1,378)   (1,532)
    (Increase) decrease in prepayments and other
      current assets                             (7,047)   (2,295)    6,259
    Increase in deferred and other assets       (21,243)  (20,876)  (32,494)
    Increase (decrease) in accounts payable       3,482   (77,532)   30,692
    (Decrease) increase in taxes accrued and other
       current liabilities                     (120,416)    1,582     9,250
     Increase  in  deferred employee
      benefits obligation                        21,920     6,608     9,947
    Increase (decrease) in deferred income taxes  5,054     7,545   (92,724)
    -----------------------------------------------------------------------
   Total adjustments                            223,984   207,008   303,998
   ------------------------------------------------------------------------
   Net cash provided by operating activities    255,785   397,195   326,442
   ------------------------------------------------------------------------

Investing Activities
Expenditures for property, plant
 and equipment                                 (286,947) (249,231) (165,436)
Deposits for capital projects                   (78,109)  (62,694)        -
Proceeds from asset sales                        67,889    13,841         -
Investment in cellular partnerships               4,524   (29,422)  (12,090)
Purchase of companies, net of cash acquired           -    (5,791) (349,536)
Other investing activities                            -         -     6,060
---------------------------------------------------------------------------
 Net cash used in investing activities         (292,643) (333,297) (521,002)
---------------------------------------------------------------------------

Financing Activities
Proceeds from issuance of long-term debt        401,450    58,335   208,794
Repayments of debt                             (236,386)  (15,120) (279,353)
Dividends paid                                 (143,638) (138,697)  (82,801)
Treasury stock, net                              (2,468)        -   (10,041)
Issuance of common stock                          9,289    33,407    31,957
Other financing activities                       (2,498)    4,103    (1,836)
----------------------------------------------------------------------------
 Net cash provided by (used in) financing
  activities                                     25,749   (57,972) (133,280)
----------------------------------------------------------------------------
Net (Decrease) Increase in Cash and
 Cash Equivalents                               (11,109)    5,926  (327,840)
Cash and Cash Equivalents at Beginning of Year   37,411    31,485   359,325
----------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year      $  26,302 $  37,411 $  31,485
=============================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Shareowners' Equity

                                                  Capital In
                             Preferred   Common    Excess of      Retained    Treasury    Unearned
In thousands of dollars        Stock     Stock       Par          Earnings      Stock    Compensation       Total
---------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995     $22,777    $150,738   $377,982      $397,857    $     -    $      -           $  949,354
Net income                                           22,444                                                    22,444
Redemptions                       (8)                                                                              (8)
Retirements                                 (117)    (3,142)                                                   (3,259)
Restricted stock plan
 activity, net                               200      7,000                               (6,511)                 689
Exercise of stock options                  2,434     15,780                                                    18,214
Exercise of warrants                       6,252      8,095                                                    14,347
Tax benefit from exercise of
 stock options                                       15,252                                                    15,252
Common and preferred dividends                                  (100,501)                                    (100,501)
Equity offering of pooled subsidiary       1,247       (732)                                                      515
Other                                                (2,229)      (2,225)      (147)                           (4,601)
  -------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995   $22,769    $160,754   $418,006     $317,575    $  (147)   $ (6,511)         $    912,446
Net income                                                       190,187                                      190,187
Acquisitions                               1,645    19,984                                                     21,629
Redemptions                   (158)                     53                                                       (105)
Exercise of stock options                  5,482    27,355                                                     32,837
Exercise of warrants                          87       131                                                        218
Restricted stock plan activity, net          100     4,089                               (4,878)                 (689)
Tax benefit from exercise of stock options          48,531                                                     48,531
Common and preferred dividends                                  (141,416)                                    (141,416)
Equity offering of pooled subsidiary         574     3,675                                                      4,249
Other                                          7      (141)         (443)                                        (577)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996   $22,611    $168,649  $521,683      $365,903    $  (147)   $(11,389)           $1,067,310
Net income                                                        31,801                                       31,801
Acquisitions                                 616     8,146                    2,384                            11,146
Redemptions                   (2,485)                  (13)                                                    (2,498)
Exercise of stock options                    162       752                                                        914
Exercise of warrants                          44        65                                                        109
Restricted stock plan activity, net          190     3,933                               (2,556)                1,567
Incentive stock plan, net                            4,964                               (3,003)                1,961
Tax benefit from exercise of stock options             982                                                        982
Common and preferred dividends                                  (144,470)                                    (144,470)
Purchases for acquisition                                                   (2,468)                            (2,468)
Equity offering of pooled subsidiary         813     8,215                                                      9,028
Other                                         29    (1,243)          201                                       (1,013)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997   $20,126    $170,503  $547,484      $253,435  $   (231)    $(16,948)          $   974,369
=====================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                   Consolidation-The consolidated financial
                 information includes the accounts of Frontier Corporation and its majority-owned subsidiaries (the "Company" or "Frontier") after elimination of all significant intercompany transactions. Investments in entities in which the Company does not have a controlling interest are accounted for using the equity method.
                   Preparation of financial statements in conformity with
                 generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
                   Materials and Supplies-Materials and supplies are stated at the lower of cost or market, based on weighted average unit cost.
                   Property, Plant and Equipment-The investment in property,
                 plant and equipment is recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized, while maintenance and repairs are expensed as incurred. The Company's provision for depreciation of property, plant and equipment is based on the straight-line method using estimated service lives of the various classes of plant. The range of service lives for buildings is 10 to 40 years. The range of service lives for local and fiber service lines is 12 to 25 years, central office equipment and switching facilities is 3 to 20 years, station equipment is 10 to 21 years and for office equipment and other is 2 to 20 years.
                   The cost of depreciable telephone property units (assets of the Local Communications segment) retired, plus removal costs, less salvage is charged to accumulated depreciation. When non-telephone property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.
                   Goodwill and Customer Base-The excess of the cost of
                 companies purchased over the net assets acquired is amortized using a straight-line basis over 7 to 40 years. The purchase price of customer bases acquired is amortized using a straight-line basis over principally 5 to 7 years. Accumulated amortization is $131.6 million, $106.5 million and $64.0 million at the end of 1997, 1996 and 1995, respectively.
                   Investment in Cellular Partnerships-Financial results for
                 the Company's cellular joint venture with Bell Atlantic Corporation have been reported using the equity method of accounting. Accordingly, Frontier's 50% share of the joint venture's earnings is reflected in the "Other income and expense" section of the Consolidated Statements of Income. The partnership investment balances of $69.3 million in 1997, $58.6 million in 1996 and $33.8 million in 1995 are included in "Deferred and other assets" in the Consolidated Balance Sheets.
                   Impairment of Long-Lived Assets-In the event that facts and circumstances indicate that the carrying amount of a long-lived asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.
                   Accounts Payable-Accounts payable includes trade accounts
                 payable and an estimated accrual for long distance cost of access.
                   Fair Value of Financial Instruments-Cash and cash
                 equivalents are valued at their carrying amounts, which are reasonable estimates of fair value. The fair value of long-term debt is estimated using rates currently available to the Company for debt with similar terms and maturities. The fair value of all other financial instruments approximates cost as stated.
                   Federal Income Taxes-Deferred tax assets and liabilities
                 are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are anticipated to be in effect when those differences are expected to reverse. Income tax benefits of tax deductions related to common stock transactions with the Company's stock option plans are recorded directly to capital in excess of par value.
                   The Company provides a valuation allowance for its deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
                   Revenue Recognition-Customers are billed as of monthly
                 cycle dates. Revenue is recognized as service is provided net of an estimate for uncollectible accounts.
                   Earnings Per Share-Earnings applicable to each share of
                 common stock and common stock equivalents are based on the weighted average number of shares outstanding during each year. Common stock equivalents are primarily stock options assumed to be exercised for the purposes of the computation. Effective December 31, 1997, earnings per share is calculated following the provisions of Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"). Historical earnings per share have been restated to conform with the provisions of FAS 128.
                   Cash Flows-For purposes of the Statements of Cash Flows,
                 the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
                   Cash flows from financing activities include $1.0 million,
                 $33.4 million and $32.0 million of cash proceeds from stock options and warrants exercised during 1997, 1996 and 1995, respectively. The resultant tax benefit realized from the exercise of stock options of $1.0 million, $48.5 million and $15.3 million for 1997, 1996 and 1995, respectively, is reflected as an adjustment to capital in excess of par value and taxes accrued.
                   Actual interest paid was $59.6 million in 1997, $49.7
                 million in 1996 and $57.9 million in 1995. Actual income taxes paid were $61.3 million in 1997, $70.1 million in 1996 and $108.6 million in 1995. Interest costs associated with the construction of capital assets, including the nationwide fiber optic network project, are capitalized. Total amounts capitalized during 1997, 1996 and 1995 were $13.4 million, $6.2 million and $1.2 million, respectively.

2. MERGERS, ACQUISITIONS, AND DIVESTITURES

                 Mergers and Acquisitions
                 ------------------------
                   On February 27, 1998, the Company acquired GlobalCenter,
                 Inc. (renamed "Frontier GlobalCenter Inc." or "GlobalCenter"), a leading provider in digital distribution, Internet and data services headquartered in Sunnyvale, California. Under the terms of the merger agreement, the Company acquired all of the outstanding shares of GlobalCenter. The total shares issued by the Company to effect the merger were 6.4 million. At the time of the merger, GlobalCenter had 1.1 million stock options and warrants outstanding as converted into Frontier equivalents. As they vest, the options and warrants are exercisable for the purchase of an equal number of Frontier shares. This transaction has been accounted for as a pooling of interests and, accordingly, historical information has been restated to include GlobalCenter.


Combined and separate results of Frontier Corporation and GlobalCenter were as follows:

                                       Frontier
In Millions                          Corporation   GlobalCenter   Combined
==========================================================================
Year ended December 31, 1997
(Unadited)
Revenues                              $2,352.9       $  21.9     $2,374.8
Net income (loss)                     $   54.6       $ (22.8)    $   31.8
--------------------------------------------------------------------------
Year ended December 31, 1996
(Unadited)
Revenues                              $2,575.6        $ 12.9     $2,588.5
Net income (loss)                     $  209.9        $(19.7)    $  190.2
--------------------------------------------------------------------------
Year ended December 31, 1995
(Unaudited)
Revenues                              $2,143.7       $   6.6     $2,150.3
Net income                            $   22.1       $    .3     $   22.4
--------------------------------------------------------------------------

                    In November 1997, the Company, through GlobalCenter,
                 acquired Voyager Networks, Inc. ("Voyager"), a New York City-based provider of content management and distribution services. The Company issued .6 million shares of Frontier equivalent common stock in exchange for all of Voyager's issued and outstanding shares of common stock. Additionally, .1 million outstanding options for common stock of Voyager, as converted into Frontier equivalents, were assumed by the Company in connection with the acquisition. This transaction was accounted for as a purchase.
                    In May 1997, the Company, through
                 GlobalCenter, merged with ISI, Inc. ("ISI"), a
                 Sunnyvale, California-based provider of web hosting and digital distribution services. The Company issued 1.7 million shares of Frontier equivalent common stock in exchange for all of ISI's issued and outstanding voting stock. Additionally, .1 million outstanding options for common stock of ISI, as converted into Frontier equivalents, were assumed by the Company in connection with the merger. The ISI merger was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the accounts and operations of ISI.
                    In February 1997, the Company completed its
                 purchase of R.G. Data Incorporated (renamed
                 "Frontier Network Systems Corp." or "FNSC"), a privately held upstate New York based computer and data networking equipment and services company. A total of 110,526 shares of Frontier common stock held in treasury were reissued in exchange for all of the shares of FNSC. The treasury shares were acquired through open market purchases. This transaction was accounted for as a purchase.
                    In December 1996, the Company, through GlobalCenter,
                 merged with GCIS, Inc. ("GCIS"), a
                 Sunnyvale, California-based provider of business Internet management services. The Company issued 1.6 million shares of Frontier equivalent common stock in exchange for all of the issued and outstanding voting stock of GCIS. Additionally, .1 million outstanding options for the common stock of GCIS, as converted into Frontier equivalents, were assumed by the Company in connection with the merger. This transaction was accounted for as a purchase.
                   In March 1996, the Company acquired a 55 percent interest
                 in the New York RSA No. 3 Cellular Partnership ("RSA No. 3"). RSA No. 3 is a provider of cellular mobile telephone service in the New York State Rural Service Area No. 3, which encompasses much of the Southern Tier area of New York State. The Company's interest in RSA No. 3 is managed by Frontier Cellular, a 50/50 owned joint venture with Bell Atlantic, and the operating results are reported using the equity method of accounting. The Company paid $25.3 million in cash for its interest in RSA No. 3.
                   In August 1995, the Company merged with ALC Communications
                 Corporation ("ALC"). Under the terms of the merger agreement, the Company exchanged two shares of its common stock for each of ALC's common shares. The total shares issued by the Company to effect the merger were 69.2 million. The transaction was accounted for as a pooling of interests, and the consolidated financial statements have been restated for all periods prior to the merger to include the accounts and operations of ALC.
                   In March 1995, the Company acquired American Sharecom Inc.
                 ("ASI") in a transaction that was accounted for as a pooling of interests. The Company acquired all of the outstanding shares of ASI for approximately 8.7 million shares of Frontier common stock. The consolidated financial statements have been restated for all periods prior to the acquisition to include the accounts and operations of ASI.
                   In 1995, the Company paid $318.4 million in cash for
                 several acquisitions that were accounted for as purchases. These purchase acquisitions were Minnesota Southern Cellular Telephone Company, ConferTech International, Inc., WCT Communications, Inc., Enhanced Telemanagement, Schneider Communications, Inc. ("SCI") and SCI's 80.8 percent interest in LinkUSA Corporation and Link-VTC, Inc. In February 1996, the Company acquired the remaining 19.2 percent interest in LinkUSA Corporation for $2.3 million in cash and in June 1996 made a payment of $4.3 million to Link-VTC, Inc. in settlement of the original earnout agreement.

                 Divestitures
                 ------------
                   On December 9, 1997, the Company completed the sale of a
                 portion of its retail prepaid calling card business to SmarTalk Teleservices Inc. for $36.6 million. The net proceeds from this sale will be offset by costs necessary to phase out the remainder of the Company's prepaid business.
                   On January 31, 1997, the Company completed the sale of its
                 69.5% equity interest in the South Alabama Cellular Communications Partnership. The sale resulted in a pre-tax gain of $18.8 million.
                   In March 1995, the Company sold Ontonagon County Telephone
                 Company in Michigan and its subsidiary, Midway Telephone Company. The sale resulted from the Company's plans to expand in areas other than Michigan's Upper Peninsula. The sale resulted in a non-taxable gain of $4.8 million.

3. OTHER CHARGES
                   In October 1997, the Company recorded a pre-tax
                 charge of $86.8 million consisting of a
                 restructuring charge of $43.0 million and a provision for asset and lease impairments of $43.8 million. The restructuring charge is primarily associated with a workforce reduction, program cancellations and the exiting of certain product lines. The provision for the workforce reduction of approximately $16.5 million includes severance and related termination benefits for approximately 700 positions. As of December 31, 1997, substantially all of these positions have been eliminated. Severance and related termination benefits of $12.6 million were paid during the year. The remaining reserve of $3.9 million at year end represents termination benefits to be paid to these individuals during 1998. The remaining restructuring reserve balance of $16.2 million at December 31, 1997, which primarily relates to program and contract cancellation activities, is adequate to cover the exit activities. The provision for asset and lease impairments primarily relates to long term assets and certain lease obligations the Company is in the process of disposing of, or exiting.
                   In March 1997, the Company recorded a $96.6 million pre-tax charge primarily related to the write-off of certain leased network facilities no longer required as a result of the migration of the Company's major carrier customer's one-plus traffic volume to other networks and the Company's overall network integration efforts. The Company is in the process of decommissioning these redundant facilities and the project is expected to be completed by the second quarter of 1998.
                   In December 1996, the Company, through GlobalCenter,
                 recorded a pre-tax charge of $18.9 million related to the
                 write-off of in-process product development costs associated with the 1996 merger with GCIS, an Internet management services company.
                   In November 1996, the Company recorded a $48.8 million pre-
                 tax charge. This charge included $28.0 million for the curtailment of certain company pension plans and a $20.8 million charge primarily to write-off unrecoverable product development costs for its conference calling product line.
                   The Company's 1995 operating results reflect pre-tax
                 acquisition related charges of $114.2 million associated with the integration of a number of long distance companies acquired during the year, including the August 1995 merger with ALC. The integration of the acquired companies with the existing Frontier businesses resulted in instances of redundant facilities, equipment and staffing. The acquisition related charges included investment banker, legal fees and other direct costs resulting from the merger with ALC and the ASI transaction. Through a combination of attrition and workforce reductions, the Company reduced its number of employees in the long distance and administrative areas by 433 employees. Substantially all of the employees were terminated by the end of 1996 resulting in severance benefit payments of $14.8 million.

4. PROPERTY,
   PLANT
   AND
   EQUIPMENT    Major classes of property, plant,and equipment
                are summarized below:

                 In thousands of dollars
                 At December 31,               1997       1996        1995
                 ---------------------------------------------------------
                 Land and buildings     $  117,750  $  116,876  $  107,844
                 Local and fiber
                  service lines            817,645     795,855     761,044
                 Central office equipment  614,021     580,217     587,814
                 Station equipment          40,608      38,770      32,183
                 Switching facilities      412,067     390,779     331,407
                 Office equipment
                  and other                266,223     233,737     201,740
                 Plant under construction  171,756     126,140      77,091
                   Less:  Accumulated
                          Depreciation   1,393,186   1,306,392   1,216,077
                ----------------------------------------------------------
                                        $1,046,884  $  975,982  $  883,046
                ==========================================================

                   Depreciation expense was $167.7 million, $147.6 million
                 and $139.4 million for the years ending
                 December 31, 1997, 1996 and 1995, respectively.

5. LONG-TERM DEBT
                 In thousands of dollars
                 At December 31,                               1997       1996       1995
                 ------------------------------------------------------------------------
                 Frontier Communications of Minnesota, Inc.
                   Senior Notes, 7.61%, due 2003            $35,000    $35,000    $35,000
                 Rural Utilities Service Debt,
                    2%-9% due 1995 to 2026                   53,239     64,654     69,878
                   ----------------------------------------------------------------------
                                                             88,239 (a) 99,654    104,878
                   ----------------------------------------------------------------------

                 Debentures
                   10.46% convertible, due 2008               5,300 (b)  5,300      5,300
                   9%, due 2020                                   -          -          - (c)
                   9%, due 2021                             100,000    100,000    100,000
                   ----------------------------------------------------------------------
                                                            105,300    105,300    105,300
                   ----------------------------------------------------------------------
                 9% Senior Subordinated Notes, due 2003       3,061      3,180      3,233 (d)
                 Medium-term notes, 7.51% - 9.3%,
                  due 2000 to 2004                          219,000    219,000    219,000
                 8.25% Notes, due 2011                        2,225      2,600
                 7.25% Notes, due 2004                      300,000 (e)
                 6.25% Putable Notes ("PATS"), due 1999     100,000 (f)
                 Revolving Credit Agreements                 21,705(g) 248,570    187,601
                 Capitalized lease obligations                8,795      9,051     17,376
                 Other debt                                  92,888(h)     996        881
                 ------------------------------------------------------------------------
                 Sub-total                                  941,213(i) 688,351    638,269
                 Less:  Discount on long-term debt,
                        net of premium                           89      2,852      3,650
                        Current portion of long-term debt     6,443      7,929     15,752
                -------------------------------------------------------------------------
                 Total Long-Term Debt                      $934,681   $677,570   $618,867
                =========================================================================

                 (a) Certain assets of the Local Communications Services segment are pledged as security.
                 (b) The debenture is convertible into common stock at any time after October 26, 1998 at $10.5375 per share. A total of 502,966 shares of common stock are reserved for such conversion.
                 (c) The Company redeemed the debentures in November 1995 in a transaction that resulted in an extraordinary loss of $3.2 million, net of applicable taxes of $1.7 million.
                 (d) The Company completed a tender offer for the $80.0 million of outstanding notes in September 1995 and redeemed approximately $76.8 million. This redemption resulted in an extraordinary loss of $5.8 million, net of applicable taxes of $3.7 million.
                 (e) In December 1997, the Company entered into an interest rate hedge agreement that effectively converts $200.0 million of the Company's 7.25% fixed-rate notes due May 2004 into a floating rate based on a "basket" London Interbank Offered
                 Rate ("LIBOR") index rate plus 2.88%. The agreement expires in May 2004 and caps the floating rate the Company pays at 7.25% through November 1999 and 9.00% through May 2004. Interest expense and the related cash flows under the agreement are accounted for on an accrual basis. The Company periodically enters into such agreements to balance its floating rate and fixed rate obligations to insulate against interest rate risk and maximize savings.
                 (f) The Company issued $100.0 million face value of Pass Through Asset Trust Securities ("PATS") in December, 1997. These notes have an initial maturity of two years, at which time the notes will be either put back to the Company for redemption or effectively remarketed by the trust as 10 year debt, depending on the interest rate environment at that time.
                 (g) The Company has credit facilities totaling $400.0 million which are available through commercial paper borrowings or through draws under Revolving Credit
                 Agreements. At December 31, 1997, the Company had outstanding $21.7 million in commercial paper issuances. Commercial paper is classified as long-term debt as the Company intends to refinance the debt through continued short-term borrowing or available credit facilities with unused commitments extending beyond one year.
                   Frontier Corporation's Revolving Credit Agreement was
                 entered into in August 1995 with a group of ten commercial banks. The Agreement was amended in May 1996 to increase the available line of credit from $250.0 million to $350.0 million. The Agreement is unsecured, expires in August 2000, and has commitment fees of .08 percent per year on the entire commitment, with interest on amounts drawn down based upon LIBOR plus .17 percent.
                   The Company, through its subsidiary, Frontier Telephone of
                 Rochester, Inc. (formerly Rochester Telephone Corp.), entered into a Revolving Credit Agreement with six commercial banks in December 1994. The Agreement was amended in 1997 to reduce the available line of credit to $50.0 million. The agreement is unsecured, expires December 1999, and has commitment fees of .07 percent per year on the entire commitment, with interest on amounts drawn down based on either the prime rate, LIBOR plus .13 percent, or a competitive bid rate.
                   The Company also had a $500.0 million universal shelf which was filed with the Securities and Exchange Commission in November 1995. This filing allows for the issuance of a combination of debt, common stock, preferred stock or warrant securities. The $300.0 million, 7.25% Notes issued in 1997 were from the shelf registration.
                 (h)  This amount includes the Company's obligation to pay
                 $92.9 million related to its fiber optic network build, which is classified as long-term as the Company intends to finance this obligation through available credit facilities and unused commitments extending beyond one year.
                 (i)In accordance with FAS 107, "Disclosures about Fair Value of Financial Instruments," the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities, is $991.5 million, as compared to the carrying value of $944.7 million.

                   At December 31, 1997, aggregate debt maturities were:

           In thousands of dollars  1998     1999     2000    2001    2002
           ---------------------------------------------------------------
                                  $6,443 $106,687 $209,187 $75,048 $43,474

6. INCOME TAXES
                 The provision for income taxes consists of the following:

                 In thousands of dollars
                 Years Ended December 31,         1997      1996      1995
                 ---------------------------------------------------------
                 Federal:
                   Current                     $24,189  $114,402  $104,012
                   Deferred                     11,101     5,996   (17,814)
                   --------------------------------------------------------
                                                35,290   120,398    86,198
                   --------------------------------------------------------
                 State:
                   Current                      11,234    19,757    16,498
                   Deferred                     (2,336)    2,401    (1,570)
                   --------------------------------------------------------
                                                 8,898    22,158    14,928
                 ----------------------------------------------------------
                 Total income taxes            $44,188  $142,556  $101,126
                 ==========================================================

                   The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows:

                 In thousands of dollars
                 Years Ended December 31,          1997   1996     1995
                 ------------------------------------------------------
                 Federal income tax expense
                  at statutory rate               35.0%  35.0%     35.0%
                 State income tax (net of
                  federal benefit)                 7.6    4.2       4.0
                 Net operating loss carryforwards  4.7   (1.0)     (1.4)
                 Acquisition related and
                  other charges                      -      -       2.4
                 Research and development costs      -    1.9         -
                 Goodwill amortization             7.0    1.3       1.5
                 Other                             3.8     .4       (.4)
                 -------------------------------------------------------
                 Total income tax                 58.1%  41.8%     41.1%
                 =======================================================

                 Deferred tax (assets) liabilities are comprised of the following at December 31:

                 In thousands of dollars                  1997        1996        1995
                 ---------------------------------------------------------------------
                 Accelerated depreciation             $111,657   $  87,612  $   81,687
                 Other                                  23,918      22,915      18,297
                 ---------------------------------------------------------------------
                 Gross deferred tax liabilities        135,575     110,527      99,984
                 ---------------------------------------------------------------------
                 Basis adjustment - purchased
                 telephone companies                   (23,120)    (25,477)    (29,232)
                 Employee benefits obligation          (13,509)    (11,136)     (4,562)
                 Net operating loss carryforwards      (56,494)    (46,066)    (45,844)
                 Acquisition related and other charges (46,944)    (27,630)    (29,213)
                 Bad debt expense                       (4,463)    (11,232)    (11,888)
                 Other                                 (36,972)    (38,127)    (31,207)
                 ---------------------------------------------------------------------
                 Gross deferred tax assets            (181,502)   (159,668)   (151,946)
                 Valuation allowance                    22,906      21,066      23,887
                 ---------------------------------------------------------------------
                 Total deferred tax assets            (158,596)   (138,602)   (128,059)
                 ---------------------------------------------------------------------
                 Net deferred tax assets             $ (23,021)  $ (28,075)  $ (28,075)
                 =====================================================================

                   Certain of the Company's acquired subsidiaries have tax net operating losses and alternative tax net operating loss carryforwards ("NOLs") which can be utilized annually to offset separate company future taxable income. Under the provisions of Internal Revenue Code Section 382, the utilization of carryforwards is presently limited. The Company's NOLs begin to expire in 2004. As a result of the annual limitation and the difficulty in predicting their utilization beyond a period of three years, the Company has established valuation allowances for the NOL carryforwards. Because certain of the NOL carryforwards were acquired in purchase acquisitions and the related valuation allowance was recorded using purchase accounting, $7.0 million of this valuation allowance, if subsequently recognized, would be allocated to reduce goodwill.

7. SERVICE PENSIONS AND BENEFITS
                 The Company has contributory and noncontributory plans providing for service pensions and certain death benefits for substantially all employees. In 1996 and 1995, defined benefit plans sponsored by the Company were frozen. On an annual basis, contributions are remitted to the trustees to ensure proper funding of the plans.
                   The majority of the Company's pension plans have plan
                 assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The following tables summarize the funded status of the Company's pension plans and the related amounts that are primarily included in "Deferred and other assets" in the Consolidated Balance Sheets.

                                           Plans for      Plans for
                                        which assets          which
                                              exceed    accumulated
           December 31, 1997             accumulated       benefits
           In thousands of dollars          benefits  exceed assets    Total
           -----------------------------------------------------------------
                 Actuarial present value
                   of benefit obligations:
                 Vested benefit obligation  $442,647  $  23,605        $466,252
                 Accumulated benefit
                   obligation               $463,059  $  24,138        $487,197
                 ==============================================================
                 Plan assets at fair value,
                   primarily fixed income
                   securities and
                   common stock             $550,866  $       -        $550,866
                 Projected benefit
                  obligation                (463,059)   (24,643)       (487,702)
                 ---------------------------------------------------------------
                 Funded status             $  87,807  $ (24,643)      $  63,164
                 Unrecognized net
                  (gain) loss               (62,443)      4,827         (57,616)
                 Unrecognized net
                  transition asset           (1,801)          -          (1,801)
                 Unrecognized prior
                  service cost               10,290         266          10,556
                 Adjustment required to
                  recognize minimum
                  liability                       -      (4,588)         (4,588)
                 ---------------------------------------------------------------
                 Pension asset (liability)
                  reflected in Consolidated
                  Balance Sheet           $  33,853   $ (24,138)      $   9,715
                 ===============================================================

                                           Plans for      Plans for
                                        which assets          which
                                              exceed    accumulated
           December 31, 1996             accumulated       benefits
           In thousands of dollars          benefits  exceed assets    Total
           -----------------------------------------------------------------
                 Actuarial present value
                   of benefit obligations:
                 Vested benefit
                  obligation                $403,077      $ 12,693  $415,770
                 Accumulated benefit
                   obligation               $423,055      $ 13,758  $436,813
           -----------------------------------------------------------------
                 Plan assets at fair value,
                   primarily fixed income
                   securities and
                   common stock             $493,894      $      -  $493,894
                 Projected benefit
                  obligation                (423,055)      (14,899) (437,954)
          ------------------------------------------------------------------
                 Funded status             $  70,839      $(14,899) $ 55,940
                 Unrecognized net
                  (gain) loss                (55,604)        3,250   (52,354)
                 Unrecognized net
                  transition asset            (2,837)            -    (2,837)
                 Unrecognized prior
                  service cost                11,097             -    11,097
                 Adjustment required to
                  recognize minimum
                  liability                        -        (2,109)   (2,109)
         -------------------------------------------------------------------
                 Pension asset (liability)
                  reflected in Consolidated
                  Balance Sheet             $ 23,495      $(13,758) $  9,737
         ===================================================================

                                           Plans for      Plans for
                                        which assets          which
                                              exceed    accumulated
           December 31, 1995             accumulated       benefits
           In thousands of dollars          benefits  exceed assets    Total
           -----------------------------------------------------------------
                 Actuarial present value
                   of benefit obligations:
                 Vested benefit obligation  $367,765      $ 19,984  $387,749
                 Accumulated benefit
                   obligation               $381,528      $ 22,335  $403,863
                 ===========================================================
                 Plan assets at fair value,
                   primarily fixed income
                   securities and
                   common stock             $437,151      $  8,234  $445,385
                 Projected benefit
                  obligation                (384,199)      (25,364) (409,563)
                 -----------------------------------------------------------
                 Funded status              $ 52,952      $(17,130) $ 35,822
                 Unrecognized net
                  (gain) loss                (19,194)        4,337   (14,857)
                 Unrecognized net
                  transition (asset)
                   obligation                 (3,909)           36    (3,873)
                 Unrecognized prior
                  service cost                12,533         3,783    16,316
                 Adjustment required to
                   recognize minimum liability     -        (5,246)   (5,246)
                 -----------------------------------------------------------
                 Pension asset (liability)
                  reflected in Consolidated
                  Balance Sheet              $42,382      $(14,220)  $28,162
                 ===========================================================

                 The net periodic pension cost consists of the following:

                 In thousands of dollars
                 -----------------------
                 Years Ended December 31,       1997      1996         1995
                 ----------------------------------------------------------
                 Service cost              $   1,551  $  6,487   $    5,616
                 Interest cost on projected
                  benefit obligation          32,983    30,100       28,868
                 Actual return on
                  plan assets                (83,775)  (63,807)     (89,195)
                 Net amortization
                  and deferral                40,715    25,723       51,437
                 Amount expensed due to
                  curtailment                  6,943    28,000        2,907
                 ----------------------------------------------------------
                 Net periodic pension
                  (benefit) cost           $  (1,583)  $26,503    $    (367)
                 ==========================================================

                   The following rates and assumptions were used to calculate the projected benefit obligation:

                 Years Ended December 31,        1997      1996         1995
                 -----------------------------------------------------------
                 Weighted average discount rate  7.0%      7.5%         7.5%
                 Rate of salary increase         5.0%      5.0%         5.0%
                 Expected return on plan assets  9.5%      9.0%         9.0%
                 ===========================================================

                   The Company's funding policy is to make contributions for
                 pension benefits based on actuarial computations which reflect the long-term nature of the pension plan. However, under FAS 87, "Employers' Accounting for Pensions," the development of the projected benefit obligation essentially is computed for financial reporting purposes and may differ from the actuarial determination for funding due to varying assumptions and methods of computation. The Company changed its assumptions used in 1997 for the weighted average discount rate and the expected return on plan assets. These changes in assumptions did not have a material effect on 1997 pension expense.
                   In 1997, the Company recognized a curtailment loss of $6.9 million related to the restructuring of the workforce. In 1996, the Company recognized a curtailment loss of $28.0 million reflecting the enhancement and freezing of defined benefit plans sponsored by Frontier Corporation, primarily for certain bargaining unit employees. Pension expense in 1995 included a net curtailment loss of $2.9 million reflecting the enhancement and freezing of defined benefit plans sponsored by Frontier Corporation for non-bargaining unit employees as of December 31, 1996.
                   The Company also sponsors a number of defined contribution plans. The most significant plan covers non-bargaining employees, who can elect to make contributions through payroll deduction. Effective January 1, 1996, the Company provides a contribution of .5 percent of gross compensation in common stock for every employee eligible to participate in the plan. The common stock used for matching contributions is purchased on the open market by the plan's trustee. The Company also provides 100% matching contributions in its common stock up to three percent of gross compensation, and may, at the discretion of the Management Benefit Committee, provide additional matching contributions based upon Frontier's financial results. In 1995, the Company provided matching contributions in its common stock up to 75 percent of participants' contributions up to six percent of gross compensation. The total cost recognized for all defined contribution plans was $8.8 million for 1997, $8.4 million for 1996 and $6.8 million for 1995.

8. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
                   The Company provides health care and life insurance
                 benefits to most employees. Plan assets consist principally of life insurance policies and money market instruments. In adopting FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", the Company elected to defer the recognition of the accrued obligation of $125.0 million over a period of twenty years. During 1996, the Company amended its health care benefits plan to cap the cost absorbed by the Company for health care and life insurance for its bargaining unit employees who retire after December 31, 1996. The effect of this amendment was to reduce the December 31, 1996 accumulated postretirement obligation by $11.2 million. Additionally, during 1996, special termination benefits were offered to certain employees with 25 years of service or more who were already entitled to reduced or full retirement benefits and who voluntarily terminated their employment with the Company prior to December 31, 1996. During the fourth quarter of 1995, the Company amended its health benefits plan to cap the cost absorbed by the Company for health care and life insurance for its non-bargaining unit employees who retire after December 31, 1996. The effect of this amendment was to reduce the December 31, 1995 accumulated postretirement obligation by $8.1 million.

                   The status of the plans is as follows:

                 In thousands of dollars
                 -----------------------
                 December 31,                        1997      1996      1995
                 ------------------------------------------------------------
                 Accumulated postretirement benefit
                 obligation (APBO) attributable to:
                     Retirees                   $  97,591 $  78,398  $ 73,032
                     Fully eligible plan
                      participants                 11,117    15,206    17,235
                     Other active plan
                      participants                  9,879    10,669    20,127
                     --------------------------------------------------------
                     Total APBO                  $118,587  $104,273  $110,394
                 Plan assets at fair value          5,039     5,322     5,716
                 APBO in excess of
                  plan assets                    $113,548  $ 98,951  $104,678
                 Unrecognized transition
                  obligation                      (78,586)  (84,764)  (99,836)
                 Unrecognized net prior
                  service cost                     (1,262)      (90)   (1,790)
                 Unrecognized net gain              8,958    24,235    30,110
                 ------------------------------------------------------------
                 Accrued postretirement
                  benefit obligation              $42,658   $38,332   $33,162
                 ============================================================

                   The components of the estimated postretirement benefit cost are as follows:

                 In thousands of dollars
                 ------------------------------------------------------------
                 Years Ended December 31,         1997         1996      1995
                 ------------------------------------------------------------
                 Service cost                   $  755      $   642  $    947
                 Interest on accumulated
                 postretirement benefit
                  obligation                     7,734        7,735     8,614
                 Amortization of transition
                  obligation                     5,276        5,512     6,045
                 Return on plan assets            (476)        (457)     (462)
                 Amortization of prior
                  service cost                     217          69        392
                 Amortization of gains
                  and losses                    (1,891)     (2,024)    (2,758)
                 Special termination benefit         -         360          -
                 ------------------------------------------------------------
                 Net postretirement benefit
                  cost                         $11,615     $11,837    $12,778
                 ============================================================

                   The following assumptions were used to value the
                 postretirement benefit obligation:


                 Years Ended December 31,            1997      1996      1995
                 ------------------------------------------------------------
                 Weighted average discount rate       7.0%     7.5%      7.5%
                 Expected return on plan assets       9.5%     9.0%      9.0%
                 Rate of salary increase              5.0%     5.0%      5.0%
                 Assumed rate of increase in cost
                 of covered health care benefits      6.6%     7.1%     10.5%
                 ============================================================

                   Increases in health care costs were assumed to decline
                 consistently to a rate of 5.0% by 2006 and remain at that level thereafter. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1997 would increase by $8.6 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1997 would increase by $.6 million.

                   The Company changed its assumptions used in 1997 for the
                 weighted average discount rate and the expected return on plan assets. These changes in assumptions did not have a material effect on the 1997 postretirement expense.

9. EARNINGS PER SHARE
                   The Company adopted the provisions of
                 FAS 128, "Earnings Per Share" effective
                 December 31, 1997. This statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share", and makes them comparable to international earnings per share ("EPS") standards. Basic EPS excludes the effect of common stock equivalents and is computed by dividing income available to common shareowners by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Historical earnings per share have been restated to conform with the provisions of FAS 128.

                 In thousands of dollars, except per share data
                 Years Ended December 31,                  1997         1996       1995
                 ----------------------------------------------------------------------
                 Basic Earnings Per Share
                 Income Applicable to Common Stock     $ 30,782     $189,005   $ 21,253
                 Average Common Shares Outstanding      168,975      165,234    153,764
                 Basic Earnings Per Common Share          $0.18        $1.14      $0.14
                                                       ================================
                 Diluted Earnings Per Share
                 Income Applicable to Common Stock     $ 30,782     $189,005   $ 21,253
                 Interest Expense on Convertible
                  Debentures (1)                              -          360          -
                                                       --------------------------------
                                                       $ 30,782     $189,365   $ 21,253
                                                       ================================
                 Average Common Shares Outstanding      168,975      165,234    153,764
                 Options and Warrants                       992        1,771      9,612
                 Convertible Debentures (1)                   -          503          -
                                                       --------------------------------
                                                        169,967      167,508    163,376
                                                       ================================
                 Diluted Earnings Per Common Share        $0.18        $1.13      $0.13
                                                       ================================

                 (1) Convertible debentures are anti-dilutive in 1997 and 1995.

10. STOCK OPTION PLANS AND OTHER COMMON STOCK TRANSACTIONS
                   The Company has stock option plans for its directors,
                 executives and certain employees. The exercise price for all plans is the fair market value of the stock on the date of the grant. The options expire ten years from the date of the grant. The options vest over a period from one to three years. The maximum number of shares which may be granted under the executive plan is limited to one percent of the number of issued shares, including treasury shares, of the Company's common stock during any calendar year. The maximum number of shares which may be granted under the employee plan is a total of 8,000,000 shares over a 10 year period. The maximum number of shares which may be granted under the directors plan is 1,000,000 shares. In connection with the GlobalCenter merger, the Company assumed all the outstanding options of GlobalCenter. The plans provide for discretionary grants of stock options which are subject to the passage of time and continued employment restrictions.

                   Information with respect to options under the above plans
                 follows:

                                                            Weighted Average
                                                    Shares  Exercise  Price
                 -----------------------------------------------------------
                 Outstanding at January 1, 1995    8,975,523       $7.37
                 Granted in 1995                   2,095,603      $24.59
                 Cancelled in 1995                  (196,117)     $23.48
                 Exercised in 1995                (2,433,623)      $7.48
                 -----------------------------------------------------------
                 Outstanding at December 31, 1995  8,441,386      $11.24
                 Granted in 1996                   3,165,878      $30.02
                 Cancelled in 1996                  (800,329)     $28.26
                 Exercised in 1996                (5,481,681)      $5.99
                 -----------------------------------------------------------
                 Outstanding at December 31, 1996  5,325,254      $25.25
                 Granted in 1997                   4,679,587      $17.83
                 Cancelled in 1997                (1,529,340)     $23.77
                 Exercised in 1997                  (162,421)      $5.58
                 -----------------------------------------------------------
                 Outstanding at December 31, 1997  8,313,080      $21.49
                 ===========================================================
                   At December 31, 1997, 7,567,247 shares were available for
                 future grant.
                   The Company applies APB Opinion No. 25, "Accounting for
                 Stock Issued to Employees", and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards and for GlobalCenter stock options issued with an exercise price below fair market value. During 1997, the Company recorded deferred compensation of $5.0 million related to the majority of these options which represents the difference between the exercise price of the options and the fair market value at the time of issuance. As of December 31, 1997, the Company recognized related compensation expense of $2.0 million.
                 The remaining balance will be amortized over the four year term of these options.
                   During 1996 the Company adopted the disclosure requirements of FAS 123, "Accounting for Stock-Based Compensation". In accordance with FAS 123, the Company has elected not to recognize compensation cost related to stock options with exercise prices equal to the market price at the date of issuance. If the Company had elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by FAS 123, the following results would have occurred using the Black-Scholes option valuation model:

                 In thousands of dollars, except per share data
                 -------------------------------------------------------------
                 Years Ended December 31,      1997        1996           1995
                 -------------------------------------------------------------
                 Post-Tax Compensation Cost $12,049    $  5,358        $ 1,097
                 Pro Forma Net Income       $19,752    $184,829        $21,347
                 Pro Forma Basic EPS        $  0.11    $   1.11        $  0.13
                 Pro Forma Diluted EPS      $  0.11    $   1.10        $  0.12
                 Fair Value of Options
                  Granted                   $  5.85    $   8.50        $  7.17
                 Volatility                   33.2%       28.4%          28.4%
                 Dividend Yield                3.5%        3.0%           3.0%
                 Risk-Free
                  Interest Rates       5.7% to 6.7% 5.5% to 7.0%  5.5% to 7.0%
                  ============================================================

                   Due to the difference in vesting requirements in each of
                 the plans, the expected lives of the options range from 5 to 7 years. Forfeitures are recognized as they occur.

                                    Options Outstanding
                                    -------------------
                                                     Weighted
                                                      Average    Weighted
                    Range Of                         Remaining    Average
                    Exercise           Number      Contractual   Exercise
                     Prices         Outstanding        Life       Price
                   ------------------------------------------------------

                    $1 - $5          929,502          8.08         $ 2.21

                    $12 - $20      1,393,851          8.11         $17.17

                    $21 - $50      5,989,727          8.41         $25.81
                   ======================================================

                                      Options Exercisable
                                      -------------------
                                                                 Weighted
                    Range Of                                      Average
                    Exercise             Number                  Exercise
                     Prices           Exercisable                  Price
                    -----------------------------------------------------
                    $1 - $5               438,449                  $ 2.60

                    $12 - $20             553,051                  $16.18

                    $21 - $50           1,589,425                  $26.13
                    =====================================================

                 Restricted Stock Plan
                   The Company has 490,000 shares of common stock outstanding as of December 31, 1997 under its Management Stock Incentive Plan. The stock issued under this plan ("Restricted Stock") is subject to the achievement of certain performance goals, the passage of time and continued employment restrictions. Participants in the plan may earn, without cost to them, Frontier common stock over three years. Shareowners' equity reflects unearned compensation for the unvested stock awarded. During 1997, the Company recognized related compensation expense of $1.6 million. The Company did not recognize compensation expense for restricted stock granted prior to 1997 as the market price of the common stock was significantly below the vesting prices.

11.  PREFERRED STOCK
                 In thousands of dollars, except share data
                 ------------------------------------------
                                                December 31,     1997      1996            1995
                 ------------------------------------------------------------------------------
                 Frontier Corporation-850,000 shares authorized;
                   par value $100
                  5.00% Series-redeemable at $101 per share
                   Shares outstanding                         100,000   100,000         100,000
                   Amount outstanding                        $ 10,000  $ 10,000        $ 10,000
                  5.65% Series-redeemable at $101 per share
                   Shares outstanding                          50,000    50,000          50,000
                   Amount outstanding                        $  5,000  $  5,000        $  5,000
                  4.60% Series-redeemable at $101 per share
                   Shares outstanding                          48,500    48,500          50,000
                   Amount outstanding                        $  4,850  $  4,850        $  5,000
                 Frontier Communications of New York, Inc.
                   40,000 shares authorized; par value $100
                  5.875% Series A-redeemable at par
                   Shares outstanding                               -    18,694          18,694
                   Amount outstanding                        $      -  $  1,869        $  1,869
                  7.80% Series B-redeemable at
                   $100.80-$105.00 per share
                   Shares outstanding                               -     6,160           6,240
                   Amount outstanding                        $      -  $    616        $    624
                 Frontier Communications of AuSable Valley, Inc.
                   4,000 shares authorized; par value $100
                  5.50% Series-redeemable at par
                   Shares outstanding                           2,754     2,754           2,754
                   Amount outstanding                       $     276  $    276        $    276
                 ------------------------------------------------------------------------------
                 Total shares outstanding                     201,254   226,108         227,688
                 Total amount outstanding                   $  20,126  $ 22,611        $ 22,769
                 ==============================================================================

                   Effective January 1, 1997, the Company redeemed all of the outstanding preferred stock of its wholly-owned subsidiary, Frontier Communications of New York, Inc. at approximately par value.
                   At the special meeting in December 1994, Frontier
                 shareowners authorized 4,000,000 shares of a new class of preferred stock, having a par value of $100.00 per share and designated as Class A Preferred Stock. This class of stock will rank junior to the cumulative preferred stock as to dividends and distributions, and upon the liquidation, dissolution or winding up of the Company. As of December 31, 1997, no shares of this class have been issued.
                   On April 9, 1995, the Board of Directors adopted a
                 Shareowners Rights Plan (the "Plan"). This Plan provides for a dividend distribution on each outstanding common share of a right to purchase one one-hundredth of a share of Series A Junior Participating Class A Preferred Stock. The rights are designed to protect shareowners in the event of an unsolicited offer or initiative to acquire Frontier which the Board does not believe is fair to shareowners. The rights become exercisable under certain circumstances to purchase Frontier common stock at one-half market value.

12. DISCONTINUANCE OF REGULATORY ACCOUNTING
                    The Company determined in 1995 that FAS 71,
                 Accounting for the Effects of Certain Types of Regulation," was no longer applicable based upon changes in regulation, increasingly rapid advancements in telecommunications technology and other factors creating competitive markets.
                   As a result of the discontinuance of FAS 71, the Company
                 recorded a non-cash extraordinary charge of $112.1 million, net of an income tax benefit of $68.4 million as of September 30, 1995. The components of the extraordinary charge follow:

                                                   Millions of Dollars
                                                   -------------------
                                                   Pre-Tax   After-Tax
                                                   -------   ---------
 Increase to the accumulated depreciation balance  $(185.6)  $(115.4)
 Elimination of other net regulatory liabilities       5.1       3.3
                                                   -------------------
                                                   $(180.5)  $(112.1)
                                                   ===================

                   The adjustment of $185.6 million to net telephone plant was necessary because estimated useful lives and depreciation methods historically prescribed by regulators did not keep pace with the technological changes in the Company and differed significantly from those used by unregulated entities. The discontinuance of FAS 71 also required the Company to eliminate for financial reporting the effects of any actions of regulators that had been recognized as regulatory assets and liabilities pursuant to FAS 71.

13. OTHER ACCOUNTING PRONOUNCEMENTS ADOPTED
                   Effective January 1, 1996, the Company adopted FAS 121,
                 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". FAS 121 requires that certain long-lived assets and identifiable intangibles be written down to fair value whenever an impairment review indicates that the carrying value cannot be recovered on an undiscounted cash flow basis. The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at fair value less selling costs. The Company's adoption of this standard resulted in a non-cash charge of $8.0 million (net of a tax benefit of $4.4 million) and is reported as a cumulative effect of a change in accounting principle. The charge represents the cumulative adjustment required by FAS 121 to remeasure the carrying amount of certain assets held for disposal as of January 1, 1996. These assets held for disposal consist principally of telephone switching equipment in the Company's Local Communications Services segment as a result of management's commitment, in late 1995, to a central office switch consolidation project primarily at Frontier Telephone of Rochester and Frontier Communications of New York subsidiaries.
                   The Company adopted FAS 116, "Accounting for Contributions
                 Received and Contributions Made" for all of its consolidated subsidiaries effective September 30, 1995. FAS 116 requires that the Company reflect in current expenses an accrual for the cost of multi-year charitable contributions. The net impact of adopting FAS 116 resulted in a post-tax charge of $1.5 million, net of taxes of $0.8 million.

14.  MAJOR CUSTOMER
                   The Company's revenues include the impact of a major
                 carrier customer whose revenues comprised approximately 4%, 15% and 10% of consolidated revenues in 1997, 1996 and 1995, respectively.

15.  COMMITMENTS, CONTINGENCIES AND OTHER MATTERS
                   Operating Environment-The Company has evolved from being a provider of local and long distance services in certain areas of the country to being a nationwide provider of integrated communications services. As a result, the Company has formidable competitors of greater size and expects that, over time and due to the lifting of regulatory restrictions, there will be more entrants into the long distance business and its local markets.
                   Legal Matters-The Company and a number of its subsidiaries in the normal course of business are party to a number of judicial, regulatory and administrative proceedings. The Company's management does not believe that any material liability will be imposed as a result of any of these matters.
                   Leases and License Agreements-The Company leases buildings, land, office space, fiber optic network, computer hardware and other equipment, and has license agreements for rights-of-way for the construction and operation of a fiber optic communications system.
                   Total rental expense amounted to $156.5 million in 1997,
                 $164.7 million in 1996 and $77.9 million in 1995.

                    Minimum annual rental commitments under non-cancelable
                 operating leases and license agreements in effect on December 31, 1997 were as follows:

                 In thousands of dollars
                                                                  License
                 Years             Buildings       Equipment    Agreements
                 ---------------------------------------------------------
                 1998              $  19,014          $3,450     $  78,725
                 1999                 16,207           2,754        54,592
                 2000                 15,054           2,443        20,333
                 2001                 13,587           1,435        12,656
                 2002                 12,576              63         2,156
                 2003 and thereafter  28,473               -         1,431
                 ---------------------------------------------------------
                      Total         $104,911         $10,145      $169,893
                 =========================================================

                   Sale of Minnesota Southern Cellular Telephone Company-On
                 December 18, 1997, the Company announced a definitive agreement had been signed with Hickory Tech Corporation to sell Minnesota Southern Cellular Telephone. The transaction, which is subject to regulatory approvals is expected to close by the second quarter of 1998. The Company anticipates that a gain will be recognized as a result of this transaction.
                   Other Matters-In connection with the Company's capital
                 program, certain commitments have been made for the purchase of material and equipment.  In October 1996, construction
                 began on the SONET based fiber optic network build.   Total
                 capital expenditures for 1998 are currently projected to be up to $600 million. At December 31, 1997, $238.2 million of deposits for the SONET build are included in the "Deferred and other assets" caption in the Consolidated Balance Sheets.

16.  BUSINESS SEGMENT INFORMATION
                   As of January 1996, Frontier simplified its business
                 segment reporting to reflect the predominance of its two major operating segments, long distance and local communications services. The Company now reports its operating results in three segments: Long Distance Communications Services, Local Communications Services and Corporate Operations and Other. The Company's majority interest in certain wireless properties, which were previously reported as a Wireless Communications Segment, have been consolidated under Corporate Operations and Other. The change in the definition of the Company's segments has been made to better reflect the changing scope of the businesses in which Frontier operates.
                   Revenues and sales, operating income, depreciation,
                 construction and identifiable assets by business segment are set forth in the Business Segment Information.

17.  QUARTERLY DATA
        (Unaudited)

                 1997                                            Quarter
                                        --------------------------------------------------------------
                 In thousands of dollars,                                                         Full
                 except per share data            1st           2nd       3rd       4th           Year
                 -------------------------------------------------------------------------------------
                 Revenues                    $577,576      $590,116  $606,521  $600,596     $2,374,809
                 Operating Income (Loss)      (28,566) (1)   74,019    64,871   (24,166) (2)    86,158
                 Consolidated Net
                    Income (Loss)             (15,902) (1)   39,334    32,451   (24,082) (2)    31,801
                 Earnings (loss) per share:
                   Basic                        $(.10)         $.23      $.19     $(.14)          $.18
                   Diluted                      $(.10) (3)     $.23      $.19     $(.14) (3)      $.18
                 Market Price:
                   High                        $23.25        $20.50    $24.19    $25.00
                   Low                         $17.75        $15.38    $19.00    $20.00
                 =====================================================================================

                 1996                                            Quarter
                                        --------------------------------------------------------------
                 In thousands of dollars,                                                         Full
                 except per share data            1st           2nd       3rd       4th           Year
                 -------------------------------------------------------------------------------------
                 Revenues                    $657,760      $673,145  $672,741  $584,873     $2,588,519
                 Operating Income             112,150       122,622   129,211     4,240 (5)    368,223
                 Consolidated Net Income       57,309 (4)    69,143    73,825   (10,090)(5)    190,187
                 Earnings per share
                   before extraordinary items
                   and cumulative effect:
                   Basic                         $.40          $.42      $.44     $(.06)         $1.19 (6)
                   Diluted                       $.39          $.41      $.44     $(.06) (3)     $1.18
                 Earnings per share:
                   Basic                         $.35          $.42      $.44     $(.06)         $1.14 (6)
                   Diluted                       $.34          $.41      $.44     $(.06) (3)     $1.13
                 Market Price:
                   High                        $33.25        $33.38    $31.25    $31.88
                   Low                         $28.25        $27.75    $25.88    $19.88

                 (1)Includes a pre-tax charge of $96.6 million primarily
                    related to the write-off of certain leased network costs no longer necessary to support long distance traffic volumes.

                 (2)Includes a pre-tax charge of $86.8 million primarily
                    related to the divestiture of certain product lines and businesses.

                 (3)Due to the net loss incurred, the earnings per share
                    calculation excludes common stock equivalents.

                 (4)Includes a post-tax cumulative effect charge related to change in accounting principle of $8.0 million.

                 (5)Includes a pre-tax charge of $67.7 million as a result of the following: $28.0 million representing a one-time charge for the curtailment of certain company pension plans; $20.8 million is the result of a nonrecurring charge relating to the Company's conference calling product line and $18.9 million related to the write-off of in-process product development costs associated with the 1996 GlobalCenter merger with GCIS.

                 (6)As a result of rounding, the total of the four quarters'
                    earnings does not equal the earnings per share for the year.
